AGREEMENT AND PLAN OF MERGER

BY AND AMONG

STATE BANK FINANCIAL CORPORATION,
STATE BANK AND TRUST COMPANY,
ALOSTAR BANK OF COMMERCE
and

STATE BANK INTERIM CORP.

Dated as of June 15, 2017

Article I

DEFINITIONS, TERMS AND INTERPRETIVE MATTERS
Section 1.01Certain Definitions    2
Section 1.02Other Definitional Provisions    11
Section 1.03Interpretive Matters    12
Article II

THE MERGER
Section 2.01Merger    14
Section 2.02The Closing    14
Section 2.03Effective Time    14
Section 2.04Effects of the Merger    14
Section 2.05Certificate of Incorporation and Bylaws    14
Section 2.06Directors and Officers    15
Section 2.07Bank Merger    15
Article III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF SHARES

i

(continued)

Section 3.01Effect on Capital Stock    15
Section 3.02Dissenting Shares    16
Section 3.03Seller Bank Options    16
Section 3.04Seller Bank Restricted Stock    16
Section 3.05Aggregate Merger Consideration Statement; Seller Bank Holder Payment Schedule    17
Section 3.06Transactions at the Closing    17
Section 3.07Shareholders of the Seller Bank    18
Section 3.08Payments to Persons Other than Registered Holders    18
Section 3.09Withholding Tax    18
Section 3.10No Liability for Abandoned Property    19
Section 3.11Return of Funds    19
Section 3.12Rights of Former Shareholders    19
Article IV

REPRESENTATIONS AND WARRANTIES OF SELLER BANK
Section 4.01Organization, Standing and Power    20

(continued)

Section 4.02Authorization    20
Section 4.03Noncontravention    20
Section 4.04Financial Statements; No Undisclosed Liabilities    21
Section 4.05Absence of Certain Changes    22
Section 4.06Capitalization    22
Section 4.07Subsidiaries    23
Section 4.08Governmental Approvals    23
Section 4.09Legal Proceedings; Orders    24
Section 4.10Compliance with Laws; Permits    24
Section 4.11Employee Benefit Plans/ERISA    25
Section 4.12Material Contracts    27
Section 4.13Environmental Matters    29
Section 4.14Real Property    29
Section 4.15Labor Matters    29
Section 4.16Insurance Coverage    30

(continued)

Section 4.17Intellectual Property    31
Section 4.18Taxes    32
Section 4.19Interest Rate Risk Management Instruments    33
Section 4.20Extensions of Credit    34
Section 4.21Regulatory Matters    35
Section 4.22Allowance for Possible Loan Losses; Investment Portfolios, etc.    36
Section 4.23Assets.    36
Section 4.24Books and Records    37
Section 4.25Brokers    37
Article V

REPRESENTATIONS AND WARRANTIES OF
PARENT, STATE BANK AND MERGER SUB
Section 5.01Organization, Standing and Power    37
Section 5.02Authorization    38
Section 5.03Noncontravention    38
Section 5.04Governmental Approvals    39

(continued)

Section 5.05Parent Impediments    39
Section 5.06Compliance with Laws    39
Section 5.07Financial Capability    39
Section 5.08Regulatory Matters    40
Section 5.09No Prior Activities and Arrangements    40
Section 5.10Brokers    41
Article VI

COVENANTS
Section 6.01Conduct of Business    41
Section 6.02Reasonable Best Efforts; Regulatory Filings    45
Section 6.03Shareholder Approval    47
Section 6.04Preservation of Records    47
Section 6.05Access to Information    47
Section 6.06Public Statements; Confidentiality    49
Section 6.07Indemnification of Directors and Officers    50

v

(continued)

Section 6.08Employee Benefits and Contracts    51
Section 6.09Transfer Taxes    53
Section 6.10Intended Tax Treatment    53
Section 6.11Resignation of Seller Bank Directors    53
Section 6.12Adverse Changes in Condition    54
Article VII

CONDITIONS TO CLOSING
Section 7.01Conditions Precedent to the Obligations of the Parties    54
Section 7.02Conditions Precedent to the Obligations of Parent, State Bank and Merger Sub    55
Section 7.03Conditions Precedent to the Obligations of the Seller Bank    55
Section 7.04Waiver of Conditions    56
Article VIII

TERMINATION
Section 8.01Termination of Agreement    56
Section 8.02Procedure on Termination    57
Section 8.03Effect of Termination    57

(continued)

Article IX

MISCELLANEOUS
Section 9.01Notices    58
Section 9.02Amendment/Waiver    59
Section 9.03Assignment    59
Section 9.04Entire Agreement    59
Section 9.05Fulfillment of Obligations    59
Section 9.06Parties in Interest    59
Section 9.07Expenses    60
Section 9.08Governing Law/Jurisdiction/Waiver of Jury Trial    60
Section 9.09Counterparts    61
Section 9.10Severability    61
Section 9.11Further Assurances    61
Section 9.12Remedies    61
Section 9.13Waiver of Conflicts    62

(continued)

Section 9.14Acknowledgments and Disclaimers    63

Schedules
Schedule 1.01(a)    Knowledge of Seller Bank
Schedule 1.01(b)    Knowledge of Parent

Exhibits

Exhibit A        Bank Merger Agreement
Exhibit B        Seller Bank Holder Payment Schedule
Exhibit C        Letter of Transmittal
Exhibit D        Form of Stock Option Cash-Out Agreement
Exhibit E        Form of Restricted Stock Cash-Out Agreement
Exhibit F        Form of Non-Solicitation Agreement
Exhibit G        Form of Claims Letter

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, is dated as of June 15, 2017, by and among State Bank Financial Corporation, a Georgia corporation and registered bank holding company (“Parent”), State Bank and Trust Company, a Georgia state-chartered bank (“State Bank”), AloStar Bank of Commerce, an Alabama banking corporation (the “Seller Bank”), and State Bank Interim Corp., a Georgia corporation and wholly-owned Subsidiary of State Bank (“Merger Sub”). Parent, State Bank, Seller Bank and Merger Sub shall each be referred to herein from time to time as a “Party” and collectively as the “Parties”.
W I T N E S S E T H:
WHEREAS, Parent, State Bank, Seller Bank and Merger Sub desire to consummate the strategic business combination transaction provided for in this Agreement (as defined below) in which (a) Merger Sub will, on the terms and subject to the conditions set forth in this Agreement, merge (the “Merger”) with and into the Seller Bank, with the Seller Bank as the surviving bank in the Merger; and (b) immediately thereafter, the Seller Bank, in its capacity as the surviving bank in the Merger, will, on the terms and subject to the conditions set forth in this Agreement and the Bank Merger Agreement (as defined below), merge (the “Bank Merger”) with and into State Bank, with State Bank as the surviving bank in the Bank Merger;
WHEREAS, each of (a) Parent, as the sole shareholder of State Bank, (b) the board of directors of State Bank, (c) State Bank, as the sole shareholder of Merger Sub, (d) the board of directors of Merger Sub and (e) the board of directors of the Seller Bank has approved and declared advisable this Agreement and the Merger, and the board of directors of the Seller Bank has declared it advisable and in the best interests of the shareholders of the Seller Bank that this Agreement be adopted by, and the Merger be approved by, the shareholders of the Seller Bank;
WHEREAS, following the execution of this Agreement, it is anticipated that all of the Seller Bank’s shareholders will execute and deliver to the Seller Bank the Shareholder Written Consents evidencing the adoption of this Agreement; and
WHEREAS, the Parties acknowledge and agree that, for U.S. federal income Tax purposes, (a) the Merger is intended to constitute a taxable exchange of the Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares and Seller Bank Restricted Stock (each, as defined below)) and (b) subsequently, the Bank Merger is intended to constitute a complete liquidation of the Seller Bank into State Bank, and, as of the Bank Merger, this Agreement will be and hereby is adopted as a “plan of liquidation,” in each case within the meaning of Section 332 of the Code.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
Article I

DEFINITIONS, TERMS AND INTERPRETIVE MATTERS
SECTION 1.01    Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:
“Action” shall mean any judicial, administrative or arbitral action, claim, suit or proceeding (public or private) by or before a Governmental Authority.
“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided that in no event shall the Seller Bank or any of the Seller Bank’s Subsidiaries be considered an Affiliate of any Significant Shareholder (including any portfolio company (other than the Seller Bank and its Subsidiaries) of any investment fund affiliated with any Significant Shareholder) and no such portfolio company shall be considered to be an Affiliate of the Seller Bank or any of the Seller Bank’s Subsidiaries.
“Aggregate Merger Consideration” shall be an amount equal to one times the Seller Bank’s Tangible Book Value as adjusted downward by (a) any compensation amounts to be paid out pursuant to (i) the Seller Bank’s Annual Incentive Plan dated as of March 14, 2012, (ii) the Letter Agreement dated June 15, 2017 by and between the Seller Bank and Andrew S. McGhee and (iii) the Seller Bank’s board approval of a payment to Richard Hickson, in each case, as a result of the transactions contemplated by this Agreement that have not been previously expensed by the Seller Bank as of the Determination Date and (b) any legal fees and expenses incurred by the Seller Bank in connection with the Merger and the transactions contemplated hereby that have not been either accrued or paid by the Seller Bank as of the Determination Date; provided that, if any legal fees and expenses are paid or accrued by Seller Bank on or prior to the Determination Date and the payment or accrual thereof is reflected in the determination of Tangible Book Value (the “Pre-Closing Legal Fees”) then the “Tangible Book Value” component of the “Aggregate Merger Consideration” calculation shall be increased on a dollar-for-dollar basis by an amount equal to the lesser of (A) the Pre-Closing Legal Fees or (B) $500,000.
“Agreement” shall mean this Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.
“Applicable Accounting Principles” shall mean GAAP as applied using the accounting principles, policies, practices, procedures, and methods (with consistent classifications, judgments, inclusions, exclusions and valuations and estimation methodologies) used in the determination of the consolidated net tangible shareholders’ equity of the Seller Bank as of March 31, 2017; provided the “Applicable Accounting Principles” shall disregard and give no effect to any Broker Fee (as defined below) or any transaction related expenses that are incurred by the Seller Bank or any of its Subsidiaries at the request of Parent or any of its Subsidiaries, including any termination fees or expenses that may be payable or reimbursable by the Seller Bank or any of its Subsidiaries under any vendor or real estate Contract that is terminated at the request of Parent or any of its Subsidiaries.
“Articles of Merger” shall have the meaning set forth in Section 2.03 hereof.
“Assets” shall have the meaning set forth in Section 4.23(a) hereof.
“Balance Sheet Date” shall have the meaning set forth in Section 4.04(a) hereof.
“Bank Merger” shall have the meaning set forth in the Recitals.
“Bank Merger Agreement” shall have the meaning set forth in Section 2.07 hereof.
“Bank Merger Certificates” shall have the meaning set forth in Section 2.07 hereof.
“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 4.02 hereof.
“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in Atlanta, Georgia are authorized or obligated by Law or executive order to close.
“Closing” shall have the meaning set forth in Section 2.02 hereof.
“Closing Date” shall have the meaning set forth in Section 2.02 hereof.
“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.
“Code of Alabama” shall mean the Alabama Banking Code and applicable provisions of the Alabama Business Corporation Law.
“Code of Georgia” shall mean the Financial Institutions Code of Georgia and applicable provisions of the Georgia Business Corporation Code.
“Common Stock” shall mean the common stock, no par value, of the Seller Bank.
“Common Stock Settlement Payments” shall have the meaning set forth in Section 3.01(b) hereof.
“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated May 16, 2017 between Parent, State Bank and the Seller Bank.
“Contract” shall mean, with respect to any Person, any written agreement, contract, lease, instrument or other legally binding obligation to which such Person is a party or is otherwise subject or bound.
“D&O Indemnitees” shall have the meaning set forth in Section 6.07(a) hereof.
“Determination Date” means the end of the last day of the last month immediately prior to the Effective Time.
“Dissenting Shares” shall have the meaning set forth in Section 3.02 hereof.
“Effective Time” shall have the meaning set forth in Section 2.03 hereof.
“Electronic Data Room” shall mean the electronic data room established by or on behalf of the Seller Bank, as the same exists as of the date of this Agreement.
“Environmental Laws” shall mean any Laws relating to pollution or protection of the environment, human health or safety or natural resources, including Release of or exposure to any Hazardous Materials.
“Equity Plan” shall mean the AloStar 2011 Stock Option Plan and each other agreement, arrangement or plan pursuant to which the Seller Bank grants or has granted an option to purchase shares of Common Stock or an award of Common Stock subject to a substantial risk of forfeiture.
“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean each trade or business (whether or not incorporated) that together with the Seller Bank would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.
“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934 and the applicable rules and regulations thereunder.
“Excluded Shares” shall have the meaning set forth in Section 3.01(c) hereof.
“Existing Policy” shall have the meaning set forth in Section 6.07(b) hereof.
“Extension of Credit” shall mean any loan, revolving credit facility, letter of credit or other extension of credit or commitment to extend credit made or entered into by the Seller Bank. For the avoidance of doubt, “Extension of Credit” shall not include non-binding proposal letters.
“FDIC” shall mean the Federal Deposit Insurance Corporation.
“Federal Reserve” shall mean the Federal Reserve System, including the Board of Governors of the Federal Reserve System and any applicable Federal Reserve Bank.
“Financial Statements” shall have the meaning set forth in Section 4.04(a) hereof.
“FIRPTA Certificate” shall mean a non-United States real property interest certificate described under Treasury Regulation section 1.1445-2(c)(3) that (a) includes the information described in Treasury Regulation section 1.897-2(h)(2), (b) states that the Seller Bank is not a “United States Real Property Holding Company” as defined in Section 897(c)(2) of the Code and Treasury Regulation section 1.897-2, (c) is signed by a duly authorized officer of the Seller Bank, and (d) is dated no more than thirty days before the Effective Time.
“Fully Diluted Common Shares” shall mean (a) the aggregate number of shares of Common Stock issued and outstanding (which, for the avoidance of doubt, includes the aggregate number of shares of Seller Bank Restricted Stock, but shall not include shares of Common Stock held in the treasury of the Seller Bank, if any, and Excluded Shares) plus (b) the aggregate number of shares of Common Stock issuable in respect of all outstanding Seller Bank Options that are deemed to be exercised pursuant to Section 3.03, in each case, immediately prior to the Effective Time.
“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.
“Georgia Articles of Merger” shall have the meaning set forth in Section 2.03 hereof.
“Georgia Courts” shall have the meaning set forth in Section 9.08(b) hereof.
“Governmental Authority” shall mean any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, multinational or other supranational, national, federal, regional or state or any agency, instrumentality, authority, department, commission, board or bureau thereof, or any court, arbitrator, arbitration panel or similar judicial body and includes without limitation the Georgia Department of Banking and Finance, the Superintendent, the FDIC and the Federal Reserve.
“Hazardous Materials” shall mean any pollutant, contaminant, waste, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, and toxic, radioactive, infectious, disease-causing, medical or hazardous wastes, substances, materials or agents, including, without limitation, all substances defined or regulated as “Hazardous Substances,” “Pollutants,” or “Contaminants” pursuant to any Environmental Law.
“Information Technology” shall mean software, firmware, middleware, computers, servers, workstations, networks, systems, databases, routers, hubs, switches, data communications lines, and all other information technology equipment and elements and associated documentation used in the business of the Seller Bank and its Subsidiaries.
“Insurance Cap” shall have the meaning set forth in Section 6.07(b) hereof.
“Intellectual Property” shall mean all intellectual property and equivalent rights in any jurisdiction, whether registered or unregistered, including all U.S. and foreign (a) Patents, (b) Trademarks, (c) copyrights and copyrightable subject matter, and (d) Trade Secrets.
“Interest Rate Instruments” shall have the meaning set forth in Section 4.19 hereof.
“IRS” shall have the meaning set forth in Section 4.11(a) hereof.
“Knowledge” shall with respect to: (a) the Seller Bank mean any fact or other matter that is known or should have been known after reasonable inquiry by the natural Persons listed in Schedule 1.01(a); and (b) Parent mean any fact or other matter that is known or should have been known after reasonable inquiry by the natural Persons listed in Schedule 1.01(b).
“Law” shall mean any national, regional or local law, statute, ordinance, rule, regulation, order, judgment, decree, injunction or other legally binding obligation imposed by or on behalf of a Governmental Authority.
“Letter of Transmittal” shall have the meaning set forth in Section 3.07(a) hereof.
“Liabilities” shall mean all indebtedness, obligations and other liabilities of a Person required under GAAP to be accrued on the financial statements of such Person.
“Licensed Seller Bank Intellectual Property” shall mean the material Intellectual Property used by the Seller Bank and each of the Subsidiaries in the businesses pursuant to any Third Party Intellectual Property License.
“Liens” shall mean any lien, pledge, mortgage, deed of trust, security interest, easement, servitude, preemptive right, right of first refusal, transfer restriction or other similar encumbrance.
“Lost Certificate Affidavit” shall have the meaning set forth in Section 3.07(b) hereof.
“Material Contracts” shall have the meaning set forth in Section 4.12(a) hereof.
“Merger” shall have the meaning set forth in the Recitals hereto.
“Merger Sub” shall have the meaning set forth in Preamble hereto.
“Option Settlement Payments” shall have the meaning set forth in Section 3.03 hereof.
“Order” shall mean any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority of competent jurisdiction.
“Organizational Documents” shall mean any corporate, partnership or limited liability organizational documents, including certificates or articles of incorporation, bylaws, certificates of formation, operating agreements, limited liability company agreements, certificates of limited partnership, partnership agreements, shareholder agreements and certificates of existence, as applicable.
“Owned Real Property” shall have the meaning set forth in Section 4.14(a) hereof.
“Owned Seller Bank Intellectual Property” shall have the meaning set forth in Section 4.17(a) hereof.
“Parent” shall have the meaning set forth in the Preamble hereto.
“Parent Disclosure Schedule” shall have the meaning set forth in Article V hereof.
“Parent Material Adverse Effect” shall mean a material impairment or delay of the ability of Parent, State Bank or Merger Sub to perform their respective obligations under this Agreement.
“Parent Plans” shall mean compensation plans, programs, agreements and arrangements of Parent, the Surviving Bank or any of their respective subsidiaries in which employees are eligible to participate following the Closing.
“Party” or “Parties” shall have the meaning set forth in the Preamble hereof.
“Patents” shall mean all issued patents, including design patents and utility patents, pending patent applications, and any and all reissues, divisions, continuations, continuations-in-part, continuing patent applications, reexaminations and extensions thereof, and any counterparts claiming priority therefrom.
“Per Share Merger Consideration” shall mean an amount equal to the quotient of (a) the sum of (i) Aggregate Merger Consideration and (ii) the aggregate exercise price of Seller Bank Options that are deemed to be exercised pursuant to Section 3.03, divided by (b) the number of Fully Diluted Common Shares.
“Permits” shall mean any license, franchise, permit, certificate, approval or authorizations from any Governmental Authority.
“Permitted Liens” shall mean (a) all defects, exceptions, restrictions, easements, rights of way, covenants, conditions, exclusions, encumbrances and other similar matters, in each case, that do not materially and adversely impact the value or current use and operation of the affected property, (b) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith, (c) mechanics’, carriers’, workers’, repairers’, construction contractors’, landlords’ and similar Liens arising or incurred in the ordinary course of business that are not yet delinquent or the amount or validity of which is being contested in good faith, (d) any Liens reflected with specificity in the Financial Statements, (e) restrictions on transfers of securities under applicable securities Law or under the Shareholders’ Agreements and (f) for any depository institution, pledges to secure public deposits and other Liens incurred in the ordinary course of the banking business.
“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.
“Personal Information” shall have the meaning set forth in Section 4.17(d) hereof.
“Plans” shall mean, collectively, each employment, consulting, executive compensation, bonus, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, retention, change in control, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other fringe or other employee benefit plan, program, agreement or arrangement (including any “employee benefit plan”, within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), sponsored, maintained or contributed to or required to be contributed to by the Seller Bank or any Subsidiary or by any ERISA Affiliate for the benefit of any employee or former employee of the Seller Bank or any of its Subsidiaries.
“Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of April 15, 2011, by and among the Seller Bank and the various shareholders party thereto.
“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of any Hazardous Materials into the environment.
“Requisite Regulatory Approvals” shall have the meaning set forth in Section 6.02(a) hereof.
“Restricted Stock Settlement Payments” shall have the meaning set forth in Section 3.04 hereof.
“Securities Act” shall mean the U.S. Securities Act of 1933 and the applicable rules and regulations thereunder.
“Seller Bank” shall have the meaning set forth in the Preamble hereto.
“Seller Bank Disclosure Schedule” shall have the meaning set forth in Article IV hereof.
“Seller Bank Holder Payment Schedule” shall have the meaning set forth in Section 3.05 hereof.
“Seller Bank Holders” shall mean, collectively, (a) each Shareholder, (b) each holder of shares of Seller Bank Restricted Stock and (c) each holder of a Seller Bank Option, in each case, as of immediately prior to the Effective Time.
“Seller Bank Intellectual Property” shall mean all Owned Seller Bank Intellectual Property and Licensed Seller Bank Intellectual Property.
“Seller Bank Material Adverse Effect” shall mean any effect, fact, event, change, development, occurrence or circumstance that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to (i) the financial position, property, business, assets or results of operations of the Seller Bank and its Subsidiaries, taken as a whole, or (ii) the ability of the Seller Bank to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that no effect, fact, event, change, development, occurrence or circumstance arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether a “Seller Bank Material Adverse Effect” has occurred or is reasonably expected to occur: (1) (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of the Seller Bank or any of its Subsidiaries taken (or, in the case of omissions, not taken) in connection with this Agreement or the transactions contemplated hereby or taken (or, in the case of omissions, not taken) with the prior written consent of Parent, (D) the direct effects negotiating, entering into and complying with this Agreement on the operating performance of the Seller Bank and its Subsidiaries, including specifically the Seller Bank’s fees, costs and expenses associated therewith, including, but not limited to, accounting, financial advisor and legal fees, costs and expenses, (E) the public announcement of this Agreement and any of the transactions contemplated by this Agreement, and the response or reaction of customers, vendors, licensors, investors or employees of the Seller Bank to this Agreement or any of the transactions contemplated by this Agreement or (F) changes in unrealized gains or losses in the “available for sale” securities portfolio of the Seller Bank as a result of interest rate changes and (2) (A) any general conditions affecting the industry in which the Seller Bank or any of its Subsidiaries operates; (B) general economic or market conditions, including changes in the credit, debt, financial, currency or capital markets (including changes in interest or exchange rates, credit availability and liquidity, downgrades in the credit markets or adverse credit events resulting in deterioration in the credit market generally or in respect of the customers of the Seller Bank and including changes to any previously correctly applied asset marks resulting therefrom); (C) earthquakes, floods, fires, hurricanes, tropical storms, tornadoes, volcanic eruptions, pandemics, natural disasters or other acts of nature or (D) global, national or regional political or social conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; provided, further, that the effect of any effect, fact, event, change, development, occurrence or circumstance described in clause (2) shall not be excluded from the determination as to whether a “Seller Bank Material Adverse Effect” has occurred or is reasonably expected to occur to the extent such effect, fact, event, change, development, occurrence or circumstance has a disproportionate material and adverse impact on the Seller Bank and its Subsidiaries relative to the other participants in the industry and markets in which the Seller Bank and its Subsidiaries operate.
“Seller Bank Option” shall mean any option to purchase shares of Common Stock granted under the Equity Plan.
“Seller Bank Restricted Stock” shall mean any award of Common Stock, granted under the Equity Plan, that remains subject to a substantial risk of forfeiture.
“Shareholder” shall mean a holder of shares of Common Stock.
“Shareholders’ Agreement” means the Shareholders’ Agreement, dated as of April 15, 2011, by and among the Seller Bank and the various shareholders party thereto.
“Shareholder Approval” shall have the meaning set forth in Section 4.03(b) hereof.
“Shareholder Written Consents” shall have the meaning set forth in Section 6.03(a) hereof.
“Significant Shareholders” shall mean CF Alabama Investors LP, Oaktree Principal Fund V (Delaware), L.P., Oaktree FF Investment Fund AIF (Delaware), L.P., Pine Brook Capital Partners, L.P., Green PB-2, LLC, Green PB-4, LLC, Trident V Depository Holdings, L.P., Trident V Parallel Depository Holdings, L.P. and Trident V PF Depository Holdings, LLC.
“Skadden” shall mean Skadden, Arps, Slate, Meagher & Flom LLP.
“State Bank” shall have the meaning set forth in the Preamble hereto.
“Stock Certificate” shall have the meaning set forth in Section 3.07(a) hereof.
“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a company or corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“Superintendent” shall mean the Superintendent of Banks of the State of Alabama and shall also include the Alabama State Banking Department and Alabama State Banking Board.
“Surviving Bank” shall have the meaning set forth in Section 2.07 hereof.
“Tangible Book Value” shall mean the consolidated net tangible shareholders’ equity of the Seller Bank as of the Determination Date, determined in accordance with the Applicable Accounting Principles and as calculated on the Seller Bank’s Schedule RC – Balance Sheet on FFIEC 041 by taking the Seller Bank’s “Total equity capital” (Line 28) minus “Goodwill” (Line 10a) and “Other intangible assets” (Line 10b); provided that in calculating the Tangible Book Value the Seller Bank shall have (a) performed customary quarter-end closing procedures, including, but not limited to, review and accrual procedures for unrecorded liabilities as of the Determination Date and in accordance with the Applicable Accounting Principles and (b) completed the customary evaluation of the adequacy of the Allowance, as of the Determination Date and in accordance with the Applicable Accounting Principles.
“Tax Law” shall mean any Law relating to Taxes.
“Tax Return” shall mean any return, report, information return, declaration, statement, certificate, bill, claim for refund or other document (including schedules or any related or supporting information, and any and all attachments, amendments and supplements thereto) filed or required to be filed with any Governmental Authority or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Law or administrative requirements relating to any Tax.
“Taxes” shall mean all taxes, charges, fees, customs, duties, levies or other similar assessments, obligations or charges imposed by any federal, state, local or non-U.S. Governmental Authority, including income, profits, gross receipts, excise, property, sales, gain, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added, alternative minimum, estimated, unemployment, ad valorem taxes, stamp taxes, environmental taxes, windfall, net worth or other taxes, including any interest, penalties or additions attributable thereto.
“Termination Date” shall have the meaning set forth in Section 8.01(b) hereof.
“Third Party Intellectual Property Licenses” shall mean agreements under which Intellectual Property owned in whole or in part by Persons other than the Seller Bank or the Subsidiaries is licensed for use by the Seller Bank or the Subsidiaries.
“Trade Secrets” shall mean all trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common Law) and other confidential or business or technical information if such information derives independent economic value from not being generally known to, and not being readily ascertainable through proper means by, the public, including ideas, formulas, compositions, plans, designs, methodologies, processes and/or procedures, specifications, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information and all other know-how, whether or not protected by patent or copyright Law.
“Trademarks” shall mean all trademarks, service marks, logos, brand names, certification marks, trade dress, trade names and other indications of origin and the goodwill associated with the foregoing.
“Transfer Taxes” shall have the meaning set forth in Section 6.09 hereof.
“Unclaimed Account” shall have the meaning set forth in Section 3.11 hereof.
SECTION 1.02    Other Definitional Provisions. As used in this Agreement, references to the following terms have the meanings indicated:
(a)    To “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary.
(b)    To any Contract (including this Agreement) or Organizational Document are to the Contract or Organizational Document as amended, modified, supplemented or replaced from time to time.
(c)    To any “statute” or “regulation” are to the statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any “section of any statute or regulation” include any successor to the section.
(d)    To any Governmental Authority include any successor to the Governmental Authority and to any Affiliate include any successor to the Affiliate.
(e)    To any “copy” of any Contract or other document or instrument are to a true and complete copy.
(f)    To the Preamble or to the Recitals, Sections, Articles, Exhibits or Schedules are to the Preamble or a Recital, Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise clearly indicated to the contrary.
(g)    To the “date of this Agreement,” “the date hereof” and words of similar import refer to the date first written above.
(h)    To “this Agreement” includes the Exhibits and Schedules (including the Seller Bank Disclosure Schedule and the Parent Disclosure Schedule) to this Agreement.
SECTION 1.03    Interpretive Matters.
(a)    The Exhibits and Schedules to this Agreement (including the Seller Bank Disclosure Schedule and the Parent Disclosure Schedule) are hereby incorporated and made a part hereof and are an integral part of this Agreement. The Seller Bank may, at its option, include in the Seller Bank Disclosure Schedule and Parent and State Bank may, at their option, include in the Parent Disclosure Schedule items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts in this Agreement or in the Seller Bank Disclosure Schedule or Parent Disclosure Schedule, as applicable, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Any matter set forth in any section of any Seller Bank Disclosure Schedule or Parent Disclosure Schedule, as applicable, shall be deemed to be referred to and incorporated in any section to which it is specifically referenced or cross-referenced and also in all other sections of the Seller Bank Disclosure Schedule or Parent Disclosure Schedule, as applicable, to which such matter’s application or relevance is reasonably apparent and in all other sections of the Seller Bank Disclosure Schedule or Parent Disclosure Schedule, as applicable, or this Agreement.
(b)    The information contained in this Agreement, the Exhibits and Schedules (including the Parent Disclosure Schedule and the Seller Bank Disclosure Schedule) is disclosed solely for the purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of Contract).
(c)    Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(d)    The Parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
(e)    Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the Party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day.
(f)    The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.
(g)    References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.
(h)    No summary of this Agreement prepared by or on behalf of any Party shall affect the meaning or interpretation of this Agreement.
(i)    The word “or” is not exclusive, unless the context otherwise requires.
(j)    All capitalized terms used without definition in the Exhibits and Schedules (including the Seller Bank Disclosure Schedule and the Parent Disclosure Schedule) to this Agreement shall have the meanings ascribed to such terms in this Agreement.
(k)    Any documents and agreement which have been posted to the Electronic Data Room shall be deemed to have been “delivered,” “provided,” or “made available” (or any phrase of similar import) to Parent and State Bank by the Seller Bank; provided that any such document or agreement will not be considered part of the Seller Bank Disclosure Schedules unless specifically referenced therein.
ARTICLE II

THE MERGER
SECTION 2.01    Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Code of Georgia and the Code of Alabama, prior to the Effective Time (as defined below), Merger Sub will merge with and into the Seller Bank, with the Seller Bank surviving the Merger. At the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Seller Bank shall continue as the surviving bank in the Merger, and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the Code of Georgia and the Code of Alabama.
SECTION 2.01    The Closing. Subject to the satisfaction of the conditions set forth in Article VII (or, to the extent permitted by applicable Law, the written waiver thereof by the Party entitled to waive any such condition), the closing of the Merger (the “Closing”) will take place at 10:00 a.m. (Atlanta time) as soon as practicable after satisfaction or waiver of each condition to the Closing set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) at a date agreed to in writing by the Parties. The Closing shall be held at such location as may be mutually agreed upon by the Parties and may be effected by electronic or other transmission of signature pages, as mutually agreed upon. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
SECTION 2.02    Effective Time. Subject to the provisions of this Agreement, on or before the Closing, the Parties shall cause the Merger to be consummated by filing with Secretary of State of the State of Georgia articles of merger with respect to the Merger, executed in accordance with the relevant provisions of Code of Georgia (the “Georgia Articles of Merger”), and by filing with the Secretary of State of the State of Alabama articles of merger with respect to the Merger, executed in accordance with the relevant provisions of the Code of Alabama (the “Articles of Merger”), and, as soon as practicable following the Closing, shall make all other filings or recordings required under the Code of Georgia and the Code of Alabama with respect to the Merger. The Merger shall become effective at such time as the Articles of Merger is duly filed with the Secretary of State of the State of Alabama or at such other time as Merger Sub and the Seller Bank shall agree and shall specify in the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).
SECTION 2.03    Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Code of Georgia, the Code of Alabama, the Articles of Merger and the Georgia Articles of Merger.
SECTION 2.04    Certificate of Incorporation and Bylaws. Effective upon the Effective Time, subject to Section 6.07, the certificate of incorporation and bylaws of the Seller Bank, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Seller Bank, in its capacity as the surviving bank in the Merger, until amended in accordance with their terms and applicable Law.
SECTION 2.05    Directors and Officers. The directors and officers of Merger Sub in office immediately prior to the Effective Time shall be the directors and officers of the Seller Bank, in its capacity as the surviving bank in the Merger, and shall hold office in accordance with the certificate of incorporation and bylaws of the Seller Bank, in its capacity as the surviving bank in the Merger, until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.
SECTION 2.06    Bank Merger. (a) Concurrently with the execution and delivery of this Agreement, the Seller Bank and State Bank have executed and delivered an agreement and plan of merger, dated as of the date hereof and attached hereto as Exhibit A (the “Bank Merger Agreement”), and (b) immediately following the Effective Time, the Seller Bank, in its capacity as the surviving bank in the Merger, and State Bank shall cause the Bank Merger to occur and become effective. State Bank shall be the surviving bank in the Bank Merger (in such capacity, the “Surviving Bank”) and, following the Bank Merger, the separate corporate existence of the Seller Bank shall cease. Prior to the Effective Time, State Bank and the Seller Bank shall execute such certificates or articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective (the “Bank Merger Certificates”) under the Code of Georgia and the Code of Alabama.
ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF SHARES
SECTION 3.01    Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Seller Bank, Parent, State Bank, Merger Sub or the shareholders of any of the foregoing:
(a)    Each share of common stock, par value $0.001, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and non-assessable share of common stock, no par value, of the Seller Bank, in its capacity as the surviving bank in the Merger.
(b)    Subject to Section 3.02, Section 3.03 and Section 3.04, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares and Seller Bank Restricted Stock (which shall be treated as provided in Section 3.04)) shall be canceled, extinguished and automatically converted into the right to receive an amount of cash (without interest) equal to the Per Share Merger Consideration (the “Common Stock Settlement Payments”). All amounts payable to Shareholders pursuant to this Section 3.01(b) shall be subject to and reduced by any applicable Tax withholding amounts as provided in Section 3.09.
(c)    Each share of Common Stock held by (i) the Seller Bank in the Seller Bank’s treasury or (ii) the Seller Bank or Parent (in each case, other than shares of Common Stock held in any Benefit Plans or related trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted) (collectively, the “Excluded Shares”) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
SECTION 3.02    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares (the “Dissenting Shares”) of Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the applicable provisions of the Code of Alabama shall not be converted into the right to receive the Per Share Merger Consideration as provided in Section 3.01(b), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the applicable provisions of the Code of Alabama. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the applicable provisions of the Code of Alabama. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under the applicable provisions of the Code of Alabama or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided thereby, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under such provisions shall cease and each such Dissenting Share shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Per Share Merger Consideration as provided in Section 3.01(b). The Seller Bank shall deliver prompt notice to Parent of any demands for appraisal of any shares of Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Seller Bank shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.
SECTION 3.03    Seller Bank Options. At the Effective Time, each then outstanding Seller Bank Option shall be canceled, extinguished and automatically converted into the right to receive an amount of cash (without interest) equal to the product of (a) the aggregate number of shares of Common Stock issuable upon exercise of such Seller Bank Option and (b) the excess, if any, of the amount of the Per Share Merger Consideration over the exercise price required to be paid by such holder in order to acquire one share of Common Stock pursuant to such Seller Bank Option (the “Option Settlement Payments”) by entering into a Stock Option Cash-Out Agreement in the form of Exhibit D. The Surviving Bank shall distribute all Option Settlement Payments owing to a holder of Seller Bank Options pursuant to the Seller Bank Holder Payment Schedule, without interest, at or reasonably promptly after the Effective Time (but not later than fifteen calendar days after the Effective Time) through its payroll system in accordance with the Seller Bank Holder Payment Schedule (as defined below) by check, direct deposit or wire transfer of immediately available funds.
SECTION 3.04    Seller Bank Restricted Stock. At the Effective Time, each then outstanding share of Seller Bank Restricted Stock shall be canceled, extinguished and automatically converted into the right to receive an amount of cash (without interest) equal to the Per Share Merger Consideration (the “Restricted Stock Settlement Payments”) by entering into a Restricted Stock Cash-Out Agreement in the form of Exhibit E. The Surviving Bank shall distribute all Restricted Stock Settlement Payments owing to a holder of Seller Bank Restricted Stock pursuant to the Seller Bank Holder Payment Schedule, without interest, at or reasonably promptly after the Effective Time (but not later than fifteen calendar days after the Effective Time) through its payroll system in accordance with the Seller Bank Holder Payment Schedule by check, direct deposit or wire transfer of immediately available funds.
SECTION 3.05    Aggregate Merger Consideration Statement; Seller Bank Holder Payment Schedule. Not later than two Business Days prior to the Closing, the Seller Bank shall prepare and deliver to State Bank, which State Bank shall have the opportunity to review, a schedule (the “Seller Bank Holder Payment Schedule”) which sets forth (i) a calculation of the Aggregate Merger Consideration based on then available information and (ii) the aggregate amount of the Common Stock Settlement Payments, the Option Settlement Payments, the Restricted Stock Settlement Payments and allocates each such amount by Seller Bank Holder or other recipient in accordance with Section 3.01, Section 3.02, Section 3.03 and Section 3.04, as applicable; it being understood and agreed that the Seller Bank shall be solely responsible for allocating any payments to the Seller Bank Holders hereunder. Exhibit B sets forth a form of the Seller Bank Holder Payment Schedule.
SECTION 3.06    Transactions at the Closing. At the Closing:
(a)    the Seller Bank shall cause to be delivered to Parent and State Bank the officer’s certificate contemplated by Section 7.02(c);
(b)    Parent, State Bank and Merger Sub shall cause to be delivered to the Seller Bank the officer’s certificate contemplated by Section 7.03(c); and
(c)    in respect of the Merger, Parent or State Bank shall make the following payments, which payments will result in the funding of 100% of the Aggregate Merger Consideration:
(i)    to each Shareholder who has delivered or delivers a duly executed Letter of Transmittal and surrenders such Shareholder’s Stock Certificate(s) (and such certificates shall thereafter be marked as canceled) or (subject to Section 3.07(b)) delivers a Lost Certificate Affidavit at least one Business Day prior to the Closing, to the account set forth in such Shareholder’s Letter of Transmittal, by check or wire transfer of immediately available funds, as determined by the Shareholder in such respective Letter of Transmittal an amount equal to the aggregate Common Stock Settlement Payments for such Shareholder;
(ii)    to a separate account of the State Bank designated in writing by the State Bank at least two Business Days prior to the Closing an amount equal to the aggregate Common Stock Settlement Payments for all Shareholders who have not delivered a duly executed Letter of Transmittal and surrendered such Shareholder’s Stock Certificate(s) or (subject to Section 3.07(b)) delivered a Lost Certificate Affidavit at least one Business Day prior to the Closing; it being understood that, following the Effective Time, such account shall be subject to Section 3.11; and
(iii)    to a separate account of the State Bank designated in writing by the State Bank at least two Business Days prior to the Closing, by wire transfer of immediately available funds, an amount equal to the aggregate Option Settlement Payments and the aggregate Restricted Stock Settlement Payments.
SECTION 3.07    Shareholders of the Seller Bank.
(a)    Prior to the Closing, the Seller Bank shall mail to each Person who is a holder of record of certificates which evidences the outstanding shares of Common Stock (excluding, for purposes of this Section 3.07, Seller Bank Restricted Stock) (each, a “Stock Certificate”) a letter of transmittal in the form attached hereto as Exhibit C (“Letter of Transmittal”). Parent or State Bank shall distribute the Common Stock Settlement Payments, without interest, in accordance with the Seller Bank Holder Payment Schedule, to each Shareholder who has delivered or delivers a duly executed Letter of Transmittal and surrenders such holder’s Stock Certificate(s) (and such certificates shall thereafter be marked as canceled) or (subject to Section 3.07(b)) delivers a Lost Certificate Affidavit, as soon as reasonably practicable (but in any event within three Business Days) after Parent’s or State Bank’s receipt of, with respect to such Shareholder, all such documents.
(b)    If any Stock Certificate shall have been lost, stolen, mislaid or destroyed, then, upon receipt by the Seller Bank or the Surviving Bank of (i) an executed affidavit in the form attached to the Letter of Transmittal (“Lost Certificate Affidavit”) of that fact from the holder claiming such Stock Certificate to be lost, mislaid, stolen or destroyed, (ii) such customary contractual indemnity as Parent may reasonably require, (iii) any other documents necessary to evidence and effect the bona fide exchange thereof and (iv) a duly executed Letter of Transmittal, the applicable Shareholder shall be entitled to receive the amounts in respect of the Common Stock represented by such Stock Certificate as and when provided in the foregoing provisions of this Section 3.07.
SECTION 3.08    Payments to Persons Other than Registered Holders. If any consideration is to be paid to a Person other than the Person in whose name the Stock Certificate surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Person requesting such exchange shall deliver such Stock Certificate to the Seller Bank or the Surviving Bank accompanied by all documents required to evidence and effect such transfer and shall pay to the Surviving Bank any transfer or other Taxes payable by the Surviving Bank required by reason of the payment of such consideration to a Person other than the registered holder of the Stock Certificate so surrendered, or such Person shall establish to the reasonable satisfaction of the Surviving Bank that such Tax has been paid or is not applicable.
SECTION 3.09    Withholding Tax. Each of State Bank, Surviving Bank and Parent shall be entitled to deduct or withhold from any consideration payable pursuant to Article III of this Agreement only such amounts required to be deducted or withheld with respect to such payment under applicable Tax Law; provided that, if the Seller Bank delivers to Parent a fully executed FIRPTA Certificate no more than thirty days before the Closing Date, none of State Bank, the Surviving Bank or Parent shall be entitled to deduct or withhold any amounts from such consideration, except as provided for in Section 3.03 and Section 3.04 hereof.
SECTION 3.10    No Liability for Abandoned Property. Any other provision of this Agreement notwithstanding, neither Parent nor the Surviving Bank shall be liable to any Seller Bank Holder for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.
SECTION 3.11    Return of Funds. If and to the extent any Shareholder fails to deliver a Letter of Transmittal and the related Stock Certificate or Lost Certificate Affidavit to the Seller Bank prior to one Business Day prior to the Closing Date, any Per Share Merger Consideration in respect such Stock Certificate or Lost Certificate Affidavit shall be held by the Surviving Bank in a separately identifiable bank account (the “Unclaimed Account”) separate and apart from the Surviving Bank’s general funds (and shall not be available for any purpose other than payments to Shareholders who surrender Stock Certificates or Lost Certificate Affidavits after the Effective Time). On the one-year anniversary of the Closing Date, any Per Share Merger Consideration remaining in the Unclaimed Account shall, to the extent permitted by applicable Law, become the property of the Surviving Bank (and any such cash may be comingled with the general funds of the Surviving Bank), free and clear of all claims or interest of any Person previously entitled thereto (other than the claims of the applicable Shareholder and its heirs, assigns and transferees hereunder), and such Shareholder shall look only to the Surviving Bank for payment of such amounts. Each Shareholder who delivers a duly completed and executed Letter of Transmittal and surrenders the related Stock Certificate or Lost Certificate Affidavit shall look only to the Surviving Bank for satisfaction of any claims related to the Per Share Merger Consideration. Any interest, dividends or other income earned on the investment of cash held by the Surviving Bank, together with all Tax and other liabilities associated therewith, shall be for the account of the Surviving Bank.
SECTION 3.12    Rights of Former Shareholders. At the Effective Time, the statutory books of the Seller Bank shall be closed as to holders of Common Stock or Seller Bank Restricted Stock immediately prior to the Effective Time and no transfer of Common Stock or Seller Bank Restricted Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.07, each Stock Certificate theretofore representing a share of Common Stock (other than any Excluded Share) shall from and after the Effective Time represent for all purposes only the right to receive the Per Share Merger Consideration. The Aggregate Merger Consideration payable in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Stock (other than any Dissenting Shares), Seller Bank Restricted Stock and Seller Bank Options.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER BANK
Except as set forth in the disclosure schedule delivered by the Seller Bank to Parent and State Bank concurrently with the execution of this Agreement with respect to each such Section below (the “Seller Bank Disclosure Schedule”), the Seller Bank hereby represents and warrants to Parent, State Bank and Merger Sub as follows:
SECTION 4.01    Organization, Standing and Power.
(a)    The Seller Bank is an Alabama banking corporation duly organized, validly existing and in good standing under the Laws of the State of Alabama and has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Seller Bank is duly qualified to do business or licensed and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification required by Law, except where the failure to be so qualified, licensed or in good standing would not have a Seller Bank Material Adverse Effect.
(b)    Each of the Seller Bank’s Subsidiaries is duly organized, validly existing and in good standing under the Law of the jurisdiction of its organization, has all requisite power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification required by Law, except where the failure to be so qualified, licensed or in good standing would not have a Seller Bank Material Adverse Effect.
(c)    The Seller Bank has made available to Parent copies of the Organizational Documents of the Seller Bank and such copies are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto. The Seller Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits held by the Seller Bank are insured up to applicable limits by the FDIC’s Deposit Insurance Fund.
SECTION 4.02    Authorization. The Seller Bank has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller Bank and, assuming due authorization, execution and delivery hereof by the other Parties, constitutes a legal, valid and binding obligation of the Seller Bank, enforceable against the Seller Bank in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Law of general application affecting or relating to the enforcement of creditors’ rights generally or general principles of equity, whether considered in a proceeding at Law or in equity (the “Bankruptcy and Equity Exception”).
SECTION 4.03    Noncontravention.
(a)    None of the execution and delivery of this Agreement by the Seller Bank, the consummation by the Seller Bank of the transactions contemplated hereby or compliance by the Seller Bank with any of the terms or provisions hereof will (i) conflict with or violate any provision of the Seller Bank’s or any of its Subsidiaries’ Organizational Documents or (ii) (A) assuming that the authorizations, consents and approvals referred to in Section 4.08 are obtained and the filings referred to in Section 4.08 of the Seller Bank Disclosure Schedule are made, violate any Law applicable to the Seller Bank or any of the Seller Bank’s Subsidiaries, (B) with or without notice, lapse of time or both, violate, breach or constitute a default under any of the terms, conditions or provisions of any Material Contract or accelerate or give rise to a right of termination, cancellation or acceleration of any Material Contract or (C) result in the creation of any Lien (other than any Permitted Lien) on any properties, rights or assets of the Seller Bank or any of the Seller Bank’s Subsidiaries.
(b)    The affirmative vote (in person or by proxy) at a meeting of the Shareholders (or a unanimous written consent in lieu thereof) of the holders of a majority of the outstanding shares of Common Stock in favor of the adoption of this Agreement (the “Shareholder Approval”) is the only vote of the holders of any class or series of capital stock or debt or equity securities of the Seller Bank or any of its Subsidiaries which is necessary to adopt and approve this Agreement or approve the transactions contemplated hereby.
(c)    Except for the filings, authorizations, consents and approvals referred to in Section 4.08 (including those set forth in Section 4.08 of the Seller Bank Disclosure Schedule or Section 5.04 of the Parent Disclosure Schedule), no consents or approvals of, or filings or registrations with, any Governmental Authority are necessary in connection with the consummation by the Seller Bank of the Merger, the Bank Merger and other transactions contemplated by this Agreement.
SECTION 4.04    Financial Statements; No Undisclosed Liabilities.
(a)    The Seller Bank has made available to Parent prior to the date hereof copies of (i) the audited consolidated balance sheets of the Seller Bank as of December 31, 2016 and December 31, 2015 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the fiscal years then ended and (ii) the unaudited consolidated balance sheet of the Seller Bank as of March 31, 2017 (the “Balance Sheet Date”) and the related consolidated statement of operations and changes in shareholders’ equity for the fiscal quarter then ended (collectively, the “Financial Statements”). Subject to the notes thereto, the Financial Statements (A) were derived from and consistent with the books and records of the Seller Bank, (B) were prepared, in all material respects, in accordance with GAAP consistently applied during the periods involved and (C) present fairly, in all material respects, the consolidated financial position, results of operations, changes in shareholders’ equity and cash flows of the Seller Bank, including the fair values of the assets and liabilities shown therein, as of the respective dates and for the respective fiscal periods referred to in the Financial Statements, subject to normal year-end adjustments. The Seller Bank’s independent public accountants have audited the Seller Bank’s year-end financial statements that are in included in the Financial Statements.
(b)    Neither the Seller Bank nor any of its Subsidiaries has any material liabilities that are of a nature that would be required to be disclosed on a balance sheet of the Seller Bank and its Subsidiaries (or the footnotes thereto) prepared in accordance with GAAP (whether accrued, absolute, contingent, unliquidated or otherwise), other than liabilities (i) disclosed, provided for, reflected in, reserved against or otherwise described in the Financial Statements, (ii) incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date, (iii) incurred in connection with the transactions contemplated under this Agreement, or (iv) disclosed with particularity in this Agreement (or Section 4.04 of the Seller Bank Disclosure Schedule).
(c)    Section 4.04(c) of the Seller Bank Disclosure Schedule lists, and Bank has delivered to State Bank copies of the documentation creating or governing, all material securitization transactions and “Off-Balance Sheet Arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K of the Exchange Act) effected by the Seller Bank other than letters of credit, unfunded loan commitments or credit lines and federal funds accommodations. Except as disclosed in Section 4.04(c) of the Seller Bank Disclosure Schedule or as reflected on the Seller Bank’s Financial Statements, neither the Seller Bank nor the Seller Bank’s Subsidiaries is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect of, or obligated to guarantee or assume, any Liability of any other Person for any amount in excess of $100,000 and any amounts, whether or not in excess of $100,000 that, in the aggregate, exceed $250,000.
SECTION 4.05    Absence of Certain Changes. Since December 31, 2016, except as disclosed in the Financial Statements delivered prior to the date of this Agreement or as set forth in Section 4.05 of the Seller Bank Disclosure Schedule, (a) except for the transactions contemplated hereby, the business of the Seller Bank and the Seller Bank’s Subsidiaries has been conducted, in all material respects, in the ordinary course of business consistent with past practice, (b) there have been no events, changes or circumstances which have had, or are reasonable likely to have, individually or in the aggregate, a Seller Bank Material Adverse Effect, and (c) the Seller Bank has not taken any action or failed to take any action prior to the date of this Agreement which action or failure, if taken after the date of this Agreement, would constitute a material breach or violation of any of the covenants and agreements of the Seller Bank set forth in Section 6.01(a).
SECTION 4.06    Capitalization.
(a)    The authorized capital stock of the Seller Bank consists of 19,000,000 shares of Common Stock and 1,000,000 shares of preferred stock. As of the date hereof, (i) 8,037,018 shares of Common Stock are issued and outstanding, (ii) no shares of preferred stock are issued and outstanding, (iii) no shares of Common Stock or preferred stock are held by the Seller Bank in its treasury and (iv) 880,000 shares of Common Stock are reserved for issuance pursuant to outstanding Seller Bank Options and Seller Bank Restricted Stock under the Equity Plan. All of the issued and outstanding shares of capital stock of the Seller Bank have been duly authorized and validly issued and are fully paid and nonassessable. None of the issued and outstanding shares of capital stock of the Seller Bank have been issued in violation of any preemptive rights of the current or past shareholders of the Seller Bank.
(b)    Section 4.06(b) of the Seller Bank Disclosure Schedule sets forth a true and complete list, as of the date hereof, of the names of each holder of Common Stock, Seller Bank Restricted Stock and Seller Bank Options, the number of shares of Common Stock and Seller Bank Restricted Stock held by such holder, the number of Seller Bank Options held by such holder, the number of shares of Common Stock issuable in connection with the Seller Bank Options held by such holder and the exercise price of such holder’s Seller Bank Options. As of the date of this Agreement, other than as set forth in Section 4.06(b) of the Seller Bank Disclosure Schedule, there are no outstanding (i) other equity securities of the Seller Bank, (ii) securities of the Seller Bank convertible into or exchangeable for equity securities of the Seller Bank, or (iii) options or other rights to acquire from the Seller Bank and no obligations of the Seller Bank to issue, any equity securities or securities convertible into or exchangeable for equity securities of the Seller Bank.
(c)    As of the date hereof, except for the Shareholders’ Agreement and the Registration Rights Agreement, the Seller Bank is not bound by any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or shareholders agreement with respect to the sale or voting of any shares of capital stock of the Seller Bank or any of its Subsidiaries or any securities convertible into or exchangeable or exercisable for any shares of capital stock of the Seller Bank or any of its Subsidiaries.
SECTION 4.07    Subsidiaries.
(a)    Section 4.07(a) of the Seller Bank Disclosure Schedule sets forth a true and complete list of all Subsidiaries of the Seller Bank, listing for each such Subsidiary its name, its jurisdiction of organization, its authorized capital stock or other equity interests, the number and type of its issued and outstanding shares of capital stock or other equity interests and the current record and beneficial ownership of such shares. Except as set forth in its Organizational Documents, all outstanding equity securities of each Subsidiary of the Seller Bank (except to the extent such concepts are not applicable under the applicable Law of such Subsidiary’s jurisdiction of formation or other applicable Law) have been duly authorized and validly issued, are free and clear of any preemptive rights (except to the extent provided by applicable Law and other than such rights as may be held by the Seller Bank or any of its Subsidiaries), restrictions on transfer (other than restrictions under applicable federal, state and other securities Laws), or Liens (other than Permitted Liens) and are owned, beneficially and of record, by the Seller Bank or another Subsidiary of the Seller Bank.
(b)    Other than those held, directly or indirectly, by the Seller Bank, there are no outstanding (i) equity securities of any Subsidiary of the Seller Bank, (ii) securities of any Subsidiary of the Seller Bank convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Seller Bank or (iii) options or other rights to acquire from any Subsidiary of the Seller Bank, and no obligation of any Subsidiary of the Seller Bank to issue, any equity securities or securities convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Seller Bank.
(c)    As of the date hereof, none of the Subsidiaries of the Seller Bank is bound by any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or shareholders agreement with respect to the sale or voting of any shares of capital stock of the Seller Bank or any of its Subsidiaries or any securities convertible into or exchangeable or exercisable for any shares of capital stock of the Seller Bank or any of its Subsidiaries.
SECTION 4.08    Governmental Approvals. Except for the (a) filing of the Georgia Articles of Merger with the Secretary of State of the State of Georgia under the Code of Georgia, (b) filing of the Articles of Merger with the Secretary of State of the State of Alabama under applicable provisions of the Code of Alabama and (c) filings, consents, authorizations, approvals and notices set forth in Section 4.08 of the Seller Bank Disclosure Schedule and Section 5.04 of the Parent Disclosure Schedule, no consents, authorizations or approvals of, filings, declarations or registrations with, or notices to, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Seller Bank and the consummation by the Seller Bank of the transactions contemplated hereby.
SECTION 4.09    Legal Proceedings; Orders.
(a)    Except as disclosed on Section 4.09(a) of the Seller Bank Disclosure Schedule, as of the date hereof, (i) there is no pending or, to the Knowledge of the Seller Bank, threatened Action, against the Seller Bank or any of the Seller Bank’s Subsidiaries or against any director, officer, employee or agent of the Seller Bank in their capacities as such, (ii) to the Knowledge of the Seller Bank, no facts or circumstances exist that would reasonably be expected to result in any such Action being asserted, and (iii) there is no claim for indemnity pending or, to the Knowledge of the Seller Bank, threatened by any director, officer, employee, independent contractor, or agent to the Seller Bank and, to the Knowledge of the Seller Bank, no basis for any such claim exists.
(b)    As of the date hereof and except as disclosed on Section 4.09(b) of the Seller Bank Disclosure Schedule, neither the Seller Bank or any of the Seller Bank’s Subsidiaries is a party or subject to any material Order by any Governmental Authority other than any such Order that is generally applicable to all Persons in businesses similar to that of the Seller Bank or any of the Seller Bank’s Subsidiaries.
SECTION 4.10    Compliance with Laws; Permits.
(a)    The Seller Bank and each of its Subsidiaries hold all material Permits necessary for the lawful conduct of their respective businesses as presently conducted. Except as disclosed on Section 4.10 of the Seller Bank Disclosure Schedule, (i) the business of the Seller Bank and each of its Subsidiaries is operated in compliance with the terms and conditions of all such Permits, (ii) all such Permits are valid and in full force and effect in accordance with their terms and (iii) since January 1, 2016, the Seller Bank and each of its Subsidiaries have not received any written notice from any Governmental Authority regarding the actual or potential revocation, withdrawal, suspension, cancellation, or termination of any such Permit.
(b)    The Seller Bank and each of its Subsidiaries comply in all material respects with all applicable Laws (including all Laws related to data protection or privacy, the Truth in Lending Act, the Home Owners Equity Protection Act, the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Protection Act, the USA PATRIOT Act, the Bank Secrecy Act and the Community Reinvestment Act (the “CRA”)) and has timely filed all reports of suspicious activity.
(c)    (i) Since January 1, 2016, the Seller Bank and each of its Subsidiaries have filed all reports, statements, documents, registrations, filings or submissions required by Law to be filed with any Governmental Authority, (ii) all such reports, statements, documents, registrations, filings or submissions were timely filed and complied in all material respects with applicable Law when filed or as amended or supplemented, and (iii) no material deficiencies have been asserted by any Governmental Authority with respect to such reports, statements, documents, registrations, filings or submissions that have not been resolved to the satisfaction of the applicable Governmental Authority.
(d)    There (i) is no material unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of the Seller Bank or any of its Subsidiaries, (ii) are no written notices or correspondence received by the Seller Bank with respect to any material formal or informal investigations by, or disagreements or disputes with, any Governmental Authority with respect to the Seller Bank’s or any of its Subsidiaries’ business, operations, policies, or procedures since its inception, and (iii) other than regularly scheduled regulatory examinations, there is not any pending or, to the Seller Bank’s Knowledge, threatened investigation, or review of the Seller Bank or any of its Subsidiaries.
(e)    Neither the Seller Bank nor any of its Subsidiaries (nor, to the Knowledge of the Seller Bank, any of their respective representatives, acting on behalf of the Seller Bank or any of its Subsidiaries) has, in connection with the operation of their respective businesses, (i) used or promised any funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977 or any other similar applicable Law, or (ii) paid, promised, accepted or received any unlawful contributions, payments, expenditures or gifts.
(f)    In the past five (5) years there has been no action taken by the Seller Bank or any of the Seller Bank’s Subsidiaries or any of their respective officers, directors, or employees, or, to the Knowledge of the Seller Bank, any agent, representative, sales intermediary, or other third party, in each case, acting on behalf of the Seller Bank or any of its Subsidiaries, in material violation of any applicable anti-corruption Law, including the Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption Law of a similar nature.
(g)    The Seller Bank is an “eligible depository institution” for purposes of expedited processing under 12 C.F.R. 302.2(r) and 303.64 and, as of the date of the most recent examination report issued by the appropriate Governmental Authority the institution’s CRA rating was “satisfactory.” The Seller Bank has met all conditions of the FDIC’s insurance through the Deposit Insurance Fund, including timely payment of its premiums and assessments.
SECTION 4.11    Employee Benefit Plans/ERISA.
(a)    Section 4.11(a) of the Seller Bank Disclosure Schedule sets forth a true and complete list of each material Plan. With respect to each material Plan, the Seller Bank has made available to Parent copies of each of the following documents, as applicable: (i) a copy of the Plan (including all amendments thereto); (ii) a copy of the most recent Form 5500 and annual report, if any, required under ERISA or the Code; (iii) a copy of the most recent summary plan description, if any, required under ERISA and any employee communications relating to any Plan that could give rise to any material liability; (iv) if the Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto); and (v) if the Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service (the “IRS”).
(b)    (i) No Plan is subject to Title IV of ERISA; (ii) no Plan is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA; and (iii) no Plan is a plan described in Section 4063(a) of ERISA.
(c)    Each Plan was established and has been administered, in all material respects, in accordance with its terms and in compliance with applicable Law, including, without limitation, ERISA and the Code.
(d)    Each Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter to the effect that it is so qualified and, to the Knowledge of the Seller Bank, nothing has occurred that would reasonably be expected to affect such qualification.
(e)    As of the date hereof, there are no pending or, to the Knowledge of the Seller Bank, threatened claims, litigations or Governmental Authority audits with respect to any Plan, by any employee or beneficiary covered under any Plan or otherwise involving any Plan (other than routine claims for benefits).
(f)    Except as set forth in Section 4.11(f) of the Seller Bank Disclosure Schedule, the Seller Bank has no Liability or obligation for retiree or post-termination of employment or services health or life benefits under any of the Plans. No Tax under Code Sections 4980B or 5000 has been incurred with respect to any Plan, or other plan or arrangement, and to the Seller Bank’s Knowledge no circumstance exists which could reasonably be expected to give rise to such Taxes.
(g)    Except as set forth in Section 4.11(g) of the Seller Bank Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or together with any other event which standing alone would not by itself trigger such entitlement or acceleration) will (i) entitle any current or former director, officer or employee of the Seller Bank or any Subsidiary to severance pay, unemployment compensation or any other payment from the Seller Bank or any Subsidiary, or (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefit due any such director, officer or employee.
(h)    With respect to each Plan (or former Plan) that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code, each such nonqualified deferred compensation plan has since January 1, 2005 been operated in material compliance with Section 409A of the Code, and the applicable Treasury Regulations and IRS guidance thereunder and the document or documents that evidence such plan have, by January 1, 2009, conformed in all material respects to the provisions of Section 409A of the Code and the Treasury Regulations thereunder. No such Plan has assets set aside directly or indirectly in the manner described in Section 409A(b)(1) of the Code or contains a provision that would be subject to Section 409A(b)(2) of the Code.
(i)    There are no payments or changes in terms due to any insured person as a result of this Agreement, the Merger or the transactions contemplated herein, under any Seller Bank-owned, corporate-owned split dollar life insurance, other life insurance, or similar arrangement or Contract, and the Surviving Bank shall, upon and after the Effective Time, succeed to and have all the rights in, to and under such life insurance Contracts as the Seller Bank presently holds. The Seller Bank will, upon the execution and delivery of this Agreement, and will continue to have, notwithstanding this Agreement or the consummation of the transaction contemplated hereby, all ownership rights and interest in all corporate or bank-owned life insurance.
(j)    The Seller Bank has no liability for any assessable payment under Sections 4980H(a) or 4980H(b) of the Code or, to the Knowledge of the Seller Bank, any other provision of the Patient Protection and Affordable Care Act or the rules and regulations promulgated thereunder.
(k)    The Seller Bank has no actual or potential obligation to reimburse or otherwise “gross up” any Person for any Taxes as a result of Section 409A or 4999 of the Code.
SECTION 4.12    Material Contracts.
(a)    Section 4.12(a) of the Seller Bank Disclosure Schedule sets forth a list of all of the following Contracts to which the Seller Bank or any of the Seller Bank’s Subsidiaries is a party as of the date hereof (the “Material Contracts”):
(i)    any lease or agreement under which the Seller Bank or any of its Subsidiaries is lessee of or holds or operates any tangible property (other than real property) owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed one hundred thousand dollars ($100,000);
(i)    any lease or agreement under which the Seller Bank or any of its Subsidiaries is lessor of or permits any third party to hold or operate any tangible property (other than real property) owned or controlled by the Seller Bank, except for any lease or agreement under which the aggregate annual rental payments do not exceed one hundred thousand dollars ($100,000);
(ii)    any Contracts with Significant Shareholders of the Seller Bank;
(iii)    any Contract relating to the lease of real property;
(iv)    any Contract relating to the material borrowing of money by the Seller Bank or the guarantee by the Seller Bank of any such obligation (other than Contracts evidencing the creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve or Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, advances of depository institution Subsidiaries incurred in the ordinary course of the Seller Bank’s business, and trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of the Seller Bank’s business);
(v)    any partnership agreement or joint venture agreement;
(vi)    any agreement, Contract or commitment prohibiting the Seller Bank or any of its Subsidiaries from competing in any material business or with any Person;
(vii)    any Contract, arrangement or understanding (other than this Agreement and the Confidentiality Agreement) that relates to the future disposition or future acquisition of assets or properties valued in excess of fifty thousand dollars ($50,000) by the Seller Bank or any of its Subsidiaries, or any future merger or business combination with respect to the Seller Bank or any of its Subsidiaries, except for any Contract, arrangement or understanding relating to the acquisition or sale of loan assets or of other real estate owned;
(viii)    any Contract for Information Technology that is material to the operations of Seller Bank and its Subsidiaries taken as a whole; and that provides for annual payments in excess of fifty thousand dollars ($50,000), other than licenses for commercial “off-the-shelf” or “shrink-wrap” software that have not been modified or customized for Seller Bank or its Subsidiaries other than through customization tools made available by the applicable licensor;
(ix)    all material Third Party Intellectual Property Licenses, and all material Contracts under which the Seller Bank or any of the Subsidiaries has licensed to others the right to use any of the Owned Seller Bank Intellectual Property, other than licenses for commercial “off-the-shelf” or “shrink-wrap” software that have not been modified or customized for Seller Bank or its Subsidiaries other than through customization tools made available by the applicable licensor; or
(x)    any other contract, arrangement or understanding not included in clauses (i) through (x) above under which the Seller Bank or any of its Subsidiaries receives, or is required to pay, an amount in excess of fifty thousand dollars ($50,000) per annum or has a remaining term of more than five (5) years, and which is not terminable on 90 days’ notice or less without material penalty or premium.
(b)    Each Material Contract is valid and binding on the Seller Bank and its Subsidiaries, as applicable, and, assuming due authorization, execution and delivery thereof by each other party thereto, is enforceable in accordance with its terms against the Seller Bank and its Subsidiaries, as applicable, and, to the Knowledge of the Seller Bank, each other party thereto (subject to the Bankruptcy and Equity Exception). Each of the Seller Bank and its Subsidiaries, as applicable, and, to the Knowledge of the Seller Bank, each of the other parties thereto, has performed all obligations required to be performed by it on or before the date hereof under each Material Contract, except where any such non-performance would not reasonably be expected to be material to the Seller Bank and its Subsidiaries taken as a whole, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Seller Bank or any of its Subsidiaries under a Material Contract, except where such default would not reasonably be expected to be material to the Seller Bank and its Subsidiaries taken as a whole.
SECTION 4.13    Environmental Matters. Except as disclosed on Section 4.13 of the Seller Bank Disclosure Schedule, (a) the Seller Bank and the Seller Bank’s Subsidiaries are in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required under Environmental Laws for the operation of their respective businesses, except for violations which are not reasonably likely to have a Seller Bank Material Adverse Effect, (b) there is no material Action or material investigation by or before any Governmental Authority relating to or arising under any Environmental Laws that is pending or, to the Knowledge of the Seller Bank, threatened against the Seller Bank or any of the Seller Bank’s Subsidiaries or any real property or facility owned, operated or leased by the Seller Bank or any of the Seller Bank’s Subsidiaries, (c) neither the Seller Bank nor any of the Seller Bank’s Subsidiaries has received any written notice of or is subject to any Liability, Order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws and (d) to the Knowledge of the Seller Bank, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any of the real properties or facilities currently or formerly owned, operated or leased by the Seller Bank or any of the Seller Bank’s Subsidiaries in amount or condition that would reasonably be expected to result in material Liability to the Seller Bank or any of the Seller Bank’s Subsidiaries relating to or arising under any Environmental Laws.
SECTION 4.14    Real Property.
(a)    Section 4.14(a) of the Seller Bank Disclosure Schedule sets forth a list, as of the date hereof, of all real properties owned by the Seller Bank or any of its Subsidiaries (“Owned Real Property”), including the address or other description and the ownership interest therein. The Seller Bank or a Subsidiary of the Seller Bank has good and valid fee simple title to all Owned Real Property, free and clear of all Liens (except in all cases for Permitted Liens). There are no outstanding rights of first refusal, rights of first offer or options to purchase an interest in such Owned Real Property.
(b)    The Seller Bank or a Subsidiary of the Seller Bank has valid leasehold interests in all real property leased or subleased to or by the Seller Bank or any of its Subsidiaries sufficient to conduct their respective businesses as currently conducted, free and clear of all Liens (except in all cases for Permitted Liens), except for any Liens or encumbrances that do not materially affect the value or use of the properties or materially impair business operations at such properties.
SECTION 4.15    Labor Matters.
(a)    Neither the Seller Bank nor any Subsidiary is a party to any collective bargaining agreement with any labor organization.
(b)    As of the date hereof, none of the following is pending or, to the Knowledge of the Seller Bank, threatened in writing: (i) any material labor dispute between the Seller Bank or any Subsidiary and any labor organization, or any material strike, slowdown, work stoppage or other similar material organized labor activity involving any group of employees of the Seller Bank or any Subsidiary or materially affecting the Seller Bank or any Subsidiary or (ii) any union organizing or union election activity involving any group of employees of the Seller Bank or any Subsidiary.
(c)    Each of the Seller Bank and the Subsidiaries is in compliance in all material respects with all federal, state and local Laws regarding labor, employment and employment practices, conditions of employment, occupational safety and health, immigration, worker classification, and wages and hours, including any bargaining or other obligations under the National Labor Relations Act.
(d)    Except as disclosed on Section 4.15(d) of the Seller Bank Disclosure Schedule, the employment of each current employee and the engagement of each current independent contractor of the Seller Bank is terminable at will by the Seller Bank without any severance obligation incurred by the Seller Bank pursuant to a currently effective Contract between the current employee or the current independent contractor, on the one hand, and the Seller Bank, on the other hand. Except as set forth on Section 4.11(g) of the Seller Bank Disclosure Schedule, no plan, agreement or arrangement of the Seller Bank provides for the payment of severance, termination pay or other similar amounts.
(e)    Since June 1, 2014, the Seller Bank has not effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Seller Bank, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Seller Bank; and the Seller Bank has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law.
(f)    Section 4.15(f) of the Seller Bank Disclosure Schedule contains a list of all current independent contractors of the Seller Bank.
SECTION 4.16    Insurance Coverage. The Seller Bank and its Subsidiaries currently maintain insurance, including bankers’ blanket bonds, with insurers of recognized financial responsibility, similar in amounts, scope, and coverage to that maintained by financial institutions of comparable size and operations to the Seller Bank and its Subsidiaries. Neither the Seller Bank nor its Subsidiaries have received written notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, (ii) premium costs with respect to such policies of insurance will be substantially increased, or (iii) similar coverage will be denied or limited or not extended or renewed with respect to either the Seller Bank or its Subsidiaries, any act or occurrence, or that any asset, officer, director, employee or agent will not be covered by such insurance or bond. There are presently no claims for amounts exceeding $25,000 individually or in the aggregate pending under such policies of insurance or bonds, and no written notices of claims in excess of such amounts have been given by either the Seller Bank or its Subsidiaries under such policies. Except as disclosed in Section 4.16 of the Seller Bank Disclosure Schedule, there are no pending claims and, to Seller Bank’s Knowledge, no claims are contemplated to be made, under its directors’ and officers’ errors and omissions or other insurance or bankers’ blanket bond.
SECTION 4.17    Intellectual Property.
(a)    Section 4.17(a) of the Seller Bank Disclosure Schedule contains a true, correct and complete list of Intellectual Property owned by the Seller Bank and each of the Subsidiaries in the following categories (the “Owned Seller Bank Intellectual Property”): (i) registered Patents and pending Patent applications; (ii) registered Trademarks and pending Trademark applications; (iii) domain names; and (iv) registered copyrights listing, as applicable, (A) the title of the application or registration, (B) the name of the applicant/registrant and current owner, (C) the jurisdiction where the application/registration is located and (D) the application or registration number.
(b)    Each of the Seller Bank and the Subsidiaries either owns, free and clear of all Liens (other than Permitted Liens), or has a right to use all of the Seller Bank Intellectual Property currently used by such Person.
(c)    Except as set forth in Section 4.17(c) of the Seller Bank Disclosure Schedule, (i) to the Knowledge of the Seller Bank, as of the date hereof, the conduct of the businesses of the Seller Bank and the Subsidiaries as each is currently conducted does not infringe or otherwise violate any Person’s rights in Intellectual Property, and, as of the date hereof, there is no such claim pending or, to the Knowledge of the Seller Bank, threatened against the Seller Bank or any of its Subsidiaries, and (ii) to the Knowledge of the Seller Bank, as of the date hereof, no Person is infringing or otherwise violating any Owned Seller Bank Intellectual Property, and no such claims are pending or threatened against any Person by the Seller Bank or any Subsidiary.
(d)    Except as would not have a Seller Bank Material Adverse Effect, or as set forth in Section 4.17(d) of the Seller Bank Disclosure Schedule, the Seller Bank has, in relation to information from or about an individual Person gathered, used, held for use or accessed in the conduct of the businesses of the Seller Bank and the Subsidiaries (“Personal Information”), established and maintained a reasonable privacy policy and has been in compliance with such policy. The Seller Bank has taken commercially reasonable measures to protect against unauthorized access to Personal Information and material Trade Secrets relating to the businesses of the Seller Bank and the Subsidiaries. To the Knowledge of the Seller Bank, since January 1, 2017, there has not been any material unauthorized access to any such Personal Information or material Trade Secret. The Seller Bank’s collection and use of Personal Information, and the transfer of such Personal Information to State Bank complies with the Seller Bank’s privacy policy and complies in all material respects with the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, and all other applicable privacy Laws, and any Contract and industry standards relating to privacy.
SECTION 4.18    Taxes.
(a)    Each of the Seller Bank and the Subsidiaries has (i) timely filed or caused to be filed with the appropriate Governmental Authorities all income and other material Tax Returns required to be filed by it (taking into account any extensions of time to file), and all such Tax Returns were true, correct and complete in all material respects and (ii) paid all material Taxes due and payable (whether or not shown on any Tax Return) to the appropriate Governmental Authority, except to the extent such amounts are being contested in good faith.
(b)    No federal, state, local or non-U.S. audits or other administrative proceedings have been formally commenced or are, to the Knowledge of the Seller Bank, presently pending with regard to any material Taxes or Tax Returns of the Seller Bank or any of the Subsidiaries for which the Seller Bank or the Subsidiaries has not made adequate provisions (in accordance with GAAP). No issue has been raised by a Governmental Authority in any prior examination of the Seller Bank which, by application of the same or similar principles, could reasonably be expected to result in a material proposed deficiency for any subsequent taxable period.
(a)    There are no material Liens for Taxes against the Seller Bank or any of the Subsidiaries, except for Permitted Liens.
(b)    Neither the Seller Bank nor any of the Subsidiaries has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, which waiver or extension is still in effect.
(c)    Neither the Seller Bank nor any of the Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in a distribution within the past two years or which would constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Agreement.
(d)    The Seller Bank and its Subsidiaries has complied in all material respects with all applicable Laws relating to the withholding of material Taxes and the payment thereof to appropriate authorities, including, but not limited to, material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and material Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code.
(e)    The unpaid Taxes of the Seller Bank and its Subsidiaries (i) did not, as of Financial Statements for the period ended March 31, 2017, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the most recent balance sheet and any notes thereto for the Seller Bank and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Seller Bank and its Subsidiaries in filing their Tax Returns.
(f)    Neither the Seller Bank nor its Subsidiaries is a party to any Tax allocation or sharing agreement (other than such an agreement exclusively between or among the Seller Bank and its Subsidiaries) and none of the Seller Bank or its Subsidiaries has been a member of an affiliated group (other than a group the members of which include only the Seller Bank and its Subsidiaries) filing a consolidated federal income Tax Return or has any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502‑6 or any similar provision of state or local Law, or as a transferee or successor, by contract or otherwise.
(g)    None of the Seller Bank or any of its Subsidiaries has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state Tax Laws as a result of transactions or events occurring prior to the Closing. There is no taxable income of the Seller Bank that will be required under applicable Tax Law to be reported by Parent or State Bank, for a taxable period beginning after the Closing Date which taxable income was realized prior to the Closing Date.
(h)    Each of the Seller Bank and its Subsidiaries is in compliance in all material respects with, and its records contain all material information and documents (including properly completed IRS Forms W‑9) necessary to comply with, all applicable information reporting requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.
(i)    Neither the Seller Bank nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable rulings of any Governmental Authority.
(j)    Neither the Seller Bank nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1).
(k)    The Seller Bank has disclosed on its federal income Tax Returns all positions taken therein that are reasonably believed to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.
(l)    The Seller Bank has made available to State Bank complete copies of (i) all federal, state and local income or franchise Tax Returns of the Seller Bank relating to the taxable periods since December 31, 2014 and (ii) any audit report issued within the last four years relating to any Taxes due from or with respect to the Seller Bank.
(m)    Neither the Seller Bank nor any of its Subsidiaries has (i) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Seller Bank or any of its Subsidiaries, (ii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter or (iii) had a permanent establishment in any country other than the United States or has engaged in a trade or business in any country other than the United States that subjected it to Tax in such country.
SECTION 4.19    Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements (collectively, “Interest Rate Instruments”), if any, whether entered into for the account of the Seller Bank or one of its Subsidiaries or for the account of a customer of the Seller Bank, were entered into in the ordinary course of business consistent with past practices and in accordance with prudent banking practice and applicable rules, regulations and policies of any Governmental Authority and with counterparties believed to be financially responsible at the time. All Interest Rate Instruments are valid and legally binding obligations of the Seller Bank and, to the Knowledge of the Seller Bank, the counterparty or counterparties thereto, are enforceable in accordance with their terms (subject to the Bankruptcy and Equity Exception) and are in full force and effect. Neither the Seller Bank nor, to the Knowledge of the Seller Bank, any counterparty or counterparties, is in breach of any provision of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Interest Rate Instrument.
SECTION 4.20    Extensions of Credit.
(a)    Each Extension of Credit (i) is evidenced by promissory notes or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Seller Bank as secured Extensions of Credit, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims or other Liens, which have been perfected and (iii) is a valid and legally binding obligation of the Seller Bank and, to the Knowledge of Seller Bank, the obligor or obligors thereto, and, assuming due authorization, execution and delivery thereof by such obligor or obligors, is enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception). Notwithstanding the foregoing, no representation or warranty is made as to the sufficiency of the collateral securing or the collectability of any Extension of Credit.
(b)    As of two Business Days prior to the date of this Agreement, except as set forth in Section 4.20(b) of the Seller Bank Disclosure Schedule, the Seller Bank is not a party to any Extension of Credit, which as of the Balance Sheet Date, had an outstanding balance of one hundred thousand dollars ($100,000) or more and under the terms of which the obligor or obligors thereto were, as of the Balance Sheet Date, over 90 days or more delinquent in payment of principal or interest. Section 4.20(b) of the Seller Bank Disclosure Schedule sets forth a true, correct and complete list, as of two Business Days prior to the date of this Agreement, of (A) all of the Extensions of Credit that, as of the Balance Sheet Date, had an outstanding balance of one hundred thousand dollars ($100,000) or more and were classified by the Seller Bank as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, and such schedule sets forth, as of the Balance Sheet Date, the aggregate principal amount of and accrued and unpaid interest on each such Extension of Credit and (B) each asset of the Seller Bank or any of its Subsidiaries that, as of the Balance Sheet Date, was classified as “Other Real Estate Owned” and the book value thereof.
(c)    Except as would not have a Seller Bank Material Adverse Effect, each outstanding Extension of Credit was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Seller Bank (and, in the case of Extensions of Credit held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable Laws.
(d)    Except as set forth in Section 4.20(d) of the Seller Bank Disclosure Schedule, none of the agreements entered into, pursuant to which the Seller Bank or any of its Subsidiaries has sold Extensions of Credit or pools of Extensions of Credit or participations in Extensions of Credit or pools of Extensions of Credit, contains any obligation to repurchase such Extensions of Credit or interests therein solely on account of a payment default by the obligor on any such Extensions of Credit.
(e)    Except as set forth in Section 4.20(e) of the Seller Bank Disclosure Schedule, the Seller Bank has not now nor has it since December 31, 2014 been, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Extensions of Credit. The Seller Bank does not administer or service any loan, note or borrowing not originated and owned by the Seller Bank, including whether as a servicer, special servicer, sub-servicer, master servicer or otherwise. The Seller Bank is in compliance in all material respects with all eligibility requirements under any correspondent arrangement pursuant to which the Seller Bank originates Extensions of Credit, and has not since December 31, 2014 been subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from any mortgage finance agency relating to the origination or sale of Extensions of Credit. The Seller Bank, as seller of any Extensions of Credit, is not obligated to repurchase any Extensions of Credit.
(f)    The Seller Bank has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal Extension of Credit to or for any director, executive officer or 5% or greater Shareholder of the Seller Bank, except as permitted by Federal Reserve Regulation O. Section 4.20 of the Seller Bank Disclosure Schedule sets forth a list of all Extensions of Credit as of the date hereof by the Seller Bank and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of the Seller Bank or any of its Subsidiaries. There are no employee, officer, director or other affiliate Extensions of Credit on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the Extension of Credit was originated. All such Extensions of Credit are and were originated in compliance in all material respects with all applicable Laws. No director or executive officer of the Seller Bank has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to, the business of the Seller Bank.
SECTION 4.21    Regulatory Matters.
(a)    Except as set forth in Section 4.21 of the Seller Bank Disclosure Schedule, the Seller Bank is not subject to, and, since January 1, 2016 through the date hereof, has not been advised in writing that it is reasonably likely to become subject to, any written Order, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, and during such period, the Seller Bank has not adopted any extraordinary board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of the Seller Bank. To the Seller Bank’s Knowledge, there are no pending or threatened regulatory investigations or other actions by any Governmental Authority that could reasonably be expected to lead to any of the foregoing.
(b)    Except for immaterial filings, since January 1, 2014, the Seller Bank has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws.
SECTION 4.22    Allowance for Possible Loan Losses; Investment Portfolios, etc.
(a)    The Seller Bank’s allowance for possible loan, lease, securities, or credit losses (the “Allowance”) shown on the balance sheet of the Seller Bank included in the most recent Financial Statements dated prior to the date of this Agreement was, as of the date thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or probable losses relating to or inherent in the loan, lease and securities portfolios (including accrued interest receivables, letters of credit, and commitments to make loans or extend credit), by the Seller Bank as of the dates thereof.
(b)    Except for pledges to secure public and trust deposits and Federal Home Loan Bank advances, none of the securities reflected in the Financial Statements as of the Balance Sheet Date is subject to any restriction, whether contractual or statutory, which impairs the ability of the Seller Bank to freely dispose of such security at any time, other than (i) those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with laws, and (ii) transfer restrictions imposed by applicable securities Laws.

SECTION 4.23    Assets.
(a)    Except as disclosed or reserved against in the Financial Statements, the Seller Bank and its Subsidiaries have good and marketable title, free and clear of all Liens (other than Permitted Liens), to all of their respective properties and assets (real, personal or mixed, tangible or intangible) that are reflected in the balance sheet of the Seller Bank included in the most recent Financial Statements dated prior to the date of this Agreement (“Assets”) that they own. In addition, all tangible properties used in the businesses of the Seller Bank and its Subsidiaries are in good condition, reasonable wear and tear expected, and are usable in the ordinary course of business consistent with the Seller Bank’s past practices.
(b)    All Assets which are material to the Seller Bank’s business held under leases or subleases by the Seller Bank or its Subsidiaries are held under valid Contracts enforceable in accordance with their respective terms, and each such Contract is in full force and effect.
(c)    The Assets of the Seller Bank and its Subsidiaries include all Assets required to operate the business of the Seller Bank and its Subsidiaries as presently conducted.
SECTION 4.24    Books and Records. The Seller Bank and its Subsidiaries maintain accurate books and records reflecting their Assets and Liabilities and maintain proper and adequate internal accounting controls which is sufficient to provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Seller Bank and to maintain accountability for the Seller Bank’s consolidated Assets, (iii) access to the Seller Bank’s Assets is permitted only in accordance with management’s authorization, (iv) the reporting of the Seller Bank’s Assets is compared with existing Assets at regular intervals and (v) accounts, notes, and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

SECTION 4.25    Brokers. Other than Keefe, Bruyette & Woods, Inc., no broker, investment banker, financial advisor, intermediary, finder or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, directly or indirectly, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller Bank or any of the Seller Bank’s Subsidiaries (any such fees, commissions or expenses, a “Broker Fee”). Section 4.25 of the Seller Bank Disclosure Schedule lists the fees and expenses that that are currently owed to Keefe, Bruyette & Woods, Inc. and that will be owed as a result of transactions contemplated by this Agreement.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF
PARENT, STATE BANK AND MERGER SUB
Except as set forth in the disclosure schedule delivered by Parent, State Bank and Merger Sub to the Seller Bank concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”), Parent, State Bank and Merger Sub, jointly and severally, hereby represent and warrant to the Seller Bank as follows:
SECTION 5.01    Organization, Standing and Power.
(a)    Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia and has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Parent is duly qualified to do business or licensed and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification required by Law, except where the failure to be so qualified, licensed or in good standing would not have a Parent Material Adverse Effect.
(b)    Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. State Bank is a state bank duly organized, validly existing and in good standing under the Laws of the State of Georgia and has all requisite corporate power and authority necessary to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Each of State Bank and Merger Sub is duly qualified to do business or licensed and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification required by Law, except where the failure to be so qualified, licensed or in good standing would not have a Parent Material Adverse Effect. Each of State Bank and Merger Sub is a Subsidiary of Parent and Parent owns beneficially and of record all of the outstanding capital stock of State Bank.
(c)    Parent has made available to the Seller Bank copies of the Organizational Documents of Parent, State Bank and Merger Sub and such copies are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto.
SECTION 5.02    Authorization. Each of Parent, State Bank and Merger Sub has all necessary organizational power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent, State Bank and Merger Sub and, assuming due authorization, execution and delivery hereof by the Seller Bank, constitutes a legal, valid and binding obligation of each of Parent, State Bank and Merger Sub, enforceable against each of Parent, State Bank and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
SECTION 5.03    Noncontravention.
(a)    None of the execution and delivery of this Agreement by Parent, State Bank or Merger Sub, the consummation by Parent, State Bank or Merger Sub of the transactions contemplated hereby or compliance by Parent, State Bank and Merger Sub with any of the terms or provisions hereof will (i) conflict with or violate any provision of the Organizational Documents of Parent or any of its Subsidiaries or (ii) (A) assuming that the authorizations, consents and approvals referred to in Section 5.04 are obtained and the filings referred to in Section 5.04 of the Parent Disclosure Schedule are made, violate any Law applicable to Parent or any of its Subsidiaries or (B) with or without notice, lapse of time or both, violate, breach or constitute a default under any of the terms, conditions or provisions of any Contract or Permit to which Parent or any of its Subsidiaries is a party or accelerate or give rise to a right of termination, cancellation or acceleration of any of Parent’s or its Subsidiaries’ obligations under any such Contract or Permit or to the loss of any benefit under a Contract or Permit.
(b)    The votes or consents of (i) Parent as the sole shareholder of State Bank (which has occurred concurrently with the execution and delivery of this Agreement) and (ii) State Bank as the sole shareholder of Merger Sub (which has occurred concurrently with the execution and delivery of this Agreement) are the only votes or consents of the holders of any class or series of capital stock or other equity interest of Parent, State Bank or Merger Sub which are necessary to adopt and approve this Agreement and to approve the transactions contemplated hereby.
(c)    Except for the filings, authorizations, consents and approvals referred to in Section 5.04 (including those set forth in Section 4.08 of the Seller Bank Disclosure Schedule or Section 5.04 of the Parent Disclosure Schedule), no consents or approvals of, or filings or registrations with any Governmental Authority are necessary in connection with the consummation by the Parent, State Bank or Merger Sub of the Merger, the Bank Merger and other transactions contemplated by this Agreement.
SECTION 5.04    Governmental Approvals. Except for the (a) the filing of the Georgia Articles of Merger with the Secretary of State of the State of Georgia under applicable provisions of the Code of Georgia, (b) filing of the Articles of Merger with the Secretary of State of the State of Alabama under applicable provisions of the Code of Alabama, (c) approval and filing of the articles of merger for the Bank Merger with the Georgia Department of Banking and Finance, the Secretary of State of the State of Georgia and the Secretary of State of the State of Alabama, and (d) filings, consents, authorizations, approvals and notices set forth in Section 4.08 of the Seller Bank Disclosure Schedule and Section 5.04 of the Parent Disclosure Schedule, no consents, authorizations or approvals of, filings, declarations or registrations with, or notices to, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by each of Parent, State Bank and Merger Sub and the consummation by each of Parent and State Bank of the transactions contemplated hereby. As of the date hereof, neither Parent nor State Bank is aware of any reason why the Requisite Regulatory Approvals will not be received in order to permit consummation of the Merger on a timely basis.
SECTION 5.05    Parent Impediments. There is no Action pending or, to the Knowledge of Parent or State Bank, threatened, or any outstanding Law or Order, against Parent, State Bank or any of their Affiliates which (a) challenges the validity or enforceability of this Agreement, (b) seeks to enjoin or prohibit the consummation of the transactions contemplated hereby or (c) would (i) impair or delay the ability of Parent or State Bank to promptly obtain the consents, approvals, authorizations, waivers, permits, filings and notifications set forth in Section 5.04 of the Parent Disclosure Schedule or (ii) have a Parent Material Adverse Effect.
SECTION 5.06    Compliance with Laws. Parent and its Subsidiaries comply in all material respects with all applicable Laws (including all Laws related to data protection or privacy, the Truth in Lending Act, the Home Owners Equity Protection Act, the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Protection Act, the USA PATRIOT Act, the Bank Secrecy Act and the CRA).
SECTION 5.07    Financial Capability. State Bank will have at the Closing sufficient immediately available and unencumbered funds to pay the Aggregate Merger Consideration on the terms and subject to the conditions set forth in this Agreement and to consummate the transactions contemplated by this Agreement, and to pay all expenses incurred in connection with this Agreement and the transactions contemplated hereby.
SECTION 5.08    Regulatory Matters.
(a)    Parent is a bank holding company registered with the Federal Reserve pursuant to the Bank Holding Company Act of 1956, meets the criteria set forth in 12 C.F.R. 225.14(c)(1) and (2) and would meet the criteria to make an effective election to become a financial holding company.
(b)    State Bank is a state-chartered bank chartered by the Georgia Department of Banking and Finance pursuant to the Code of Georgia. State Bank is an “eligible depository institution” for purposes of expedited processing under 12 C.F.R. 303.2(r). The deposit accounts of State Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to Parent’s Knowledge, threatened. State Bank received a rating of “satisfactory” in its most recent examination under the CRA.
(c)    Neither Parent nor any of its Subsidiaries is party to, or the subject of, any cease-and-desist order, consent order, written agreement, order for civil money penalty, prompt corrective action directive, memorandum of understanding, supervisory letter, individual minimum capital requirement, operating agreement, or any other formal or informal enforcement action issued by, or entered into with, any Governmental Authority. Neither Parent nor any of its Subsidiaries has made, adopted, or implemented any commitment, board resolution, policy, or procedure at the request or recommendation of any Governmental Authority that limits in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its payment of dividends or distribution of capital, its credit or risk management, its compliance program, its management, its growth, or its business. Neither Parent nor any of its Subsidiaries has reason to believe that any Governmental Authority is considering issuing, initiating, ordering, requesting, recommending, or otherwise proceeding with any of the items referenced in this paragraph.
(d)    Except for examinations of Parent and its Subsidiaries conducted by their respective primary functional regulators in the ordinary course of business, no Governmental Authority has initiated or has pending any proceeding or, to the Knowledge of Parent, any inquiry or investigation into the business or operations of Parent or any of its Subsidiaries, except where such proceeding, inquiry, or investigation would not reasonably be likely to have, either individually or in the aggregate, a Parent Material Adverse Effect or to prevent or materially delay receipt of the Requisite Regulatory Approvals.
(e)    There is no unresolved violation, apparent violation, criticism, matter requiring attention, recommendation, or exception cited, made, or threatened by any Governmental Authority in any report of examination, report of inspection, supervisory letter or other communication with Parent or any of its Subsidiaries that (i) would have a Parent Material Adverse Effect or (ii) would reasonably be likely to prevent or materially delay the receipt of the Requisite Regulatory Approvals.
SECTION 5.09    No Prior Activities and Arrangements. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has not incurred any Liability or engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.
SECTION 5.10    Brokers. Other than Barclays, no broker, investment banker, financial advisor, intermediary, finder or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, directly or indirectly, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or State Bank or any of their respective Affiliates for which the Seller Bank Holders may become liable.
ARTICLE VI

COVENANTS
SECTION 6.01    Conduct of Business.
(a)    During the period from the date of this Agreement until the Effective Time or earlier termination of this Agreement, except as otherwise contemplated or permitted by, or necessary to effectuate the transactions contemplated by, this Agreement, as set forth in Section 6.01(a) of the Seller Bank Disclosure Schedule, as required by applicable Law, Order by any Governmental Authority, fiduciary obligations or existing Contracts or with the prior written consent of Parent, the Seller Bank shall (i) conduct its business in the ordinary course of business consistent with past practice in all material respects, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) obtain monthly invoices from the Seller Bank’s legal counsel which shall be promptly paid by the Seller Bank upon receipt, (iv) maintain the Seller Bank’s Allowance in a manner consistent with GAAP and applicable regulatory guidelines and accounting principles, practices and methods consistent with past practices of the Seller Bank, and (v) take no action which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby or (B) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; and the Seller Bank shall not, and shall cause the Seller Bank’s Subsidiaries not to:
(i)    declare, set aside or pay any dividend or distribution (in cash, stock or otherwise) on any shares of its capital stock or other equity interest, except dividends and distributions by any Subsidiary of the Seller Bank to any other Subsidiary of the Seller Bank, or purchase, redeem or repurchase any shares of its capital stock or other equity interest, except (A) acquisitions in connection with the vesting or forfeiture of equity awards outstanding on the date hereof in accordance with the terms of the applicable Plan in effect on the date hereof or (B) any dividends or distributions solely between or among the Seller Bank and any of its Subsidiaries;
(ii)    split, combine, subdivide or reclassify any shares of its capital stock or other equity interests;
(iii)    voluntarily adopt a plan or agreement of complete or partial liquidation or authorize or undertake a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
(iv)    except for any issuances in connection with the vesting of Seller Bank Restricted Stock outstanding as of the date of this Agreement and the exercise of Seller Bank Options issued and outstanding as of the date of this Agreement, issue, sell, pledge, transfer, dispose of or encumber any shares of its capital stock or other equity interest or securities exercisable or convertible into, or exchangeable or redeemable for, any such shares or other equity interest, or any rights, warrants, options, calls or commitments to acquire any such shares or other equity interest;
(v)    amend the Organizational Documents of the Seller Bank or the Seller Bank’s Subsidiaries;
(vi)    acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of any Extension of Credit, in each case, in the ordinary course of business) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or that the Requisite Regulatory Approvals will be more difficult to obtain;
(vii)    enter into or consummate any transaction or series of transactions involving any merger, consolidation, exchange, recapitalization or similar business combination;
(viii)    sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, business or assets to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any material indebtedness to any such Person or any claims held by any such Person, in each case, other than in the ordinary course of business;
(ix)    except for ordinary course workouts by the Seller Bank, other than in connection with an expenditure by the Seller Bank or its Subsidiaries not in excess of two hundred and fifty thousand dollars ($250,000) individually, commence, settle or compromise any pending or threatened Action;
(x)    except as required by applicable Law or Contract, (A) enter into or amend any employment, severance or termination of employment agreement in respect of any officer, director or employee, (B) enter into, amend, terminate or withdraw from any employee benefit plan, including any of the Plans, or (C) grant, announce or make any change in the compensation, severance or termination benefits payable or to become payable to any of its officers, directors, or employees (except with respect to non-executive employees as effected in the ordinary course of business in accordance with past practice not in excess of 3.5% of base pay (when combined with any increases in base salary or wages in the 12 months ending on the date of such change));
(xi)    make any material change in its Tax or accounting practices or policies, other than as may be required by changes in the Law, GAAP or applicable accounting requirements of any Governmental Authority, in each case, including changes in the interpretation or enforcement thereof;
(xii)    make any material change in its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law or policies imposed by any Governmental Authority, in each case, including changes in the interpretation or enforcement thereof;
(xiii)    enter into any joint venture or similar strategic relationship;
(xiv)    initiate any public offering of equity interests of the Seller Bank or any Subsidiary of the Seller Bank;
(xv)    enter into any new line of business, introduce any new products or services that would have a material impact on the Seller Bank and its Subsidiaries, taken as a whole, or materially change its business lines, products, services, methods, policies, practices or principles used in connection with the business of the Seller Bank and its Subsidiaries, in each case, in effect on the date hereof, except to the extent required after the date hereof by any change in Law or GAAP, as applicable;
(xvi)    other than any advance which it is obligated to make pursuant to Contracts to lend money, make, renew, amend, extend the term of, extend the maturity of or grant the forbearance of any Extension of Credit in excess of (a) one hundred thousand dollars ($100,000) for an unsecured Extension of Credit, (b) one million dollars ($1,000,000) for an Extension of Credit secured by commercial real estate, or (c) five million dollars ($5,000,000) for an asset-based or lender-financed Extension of Credit; provided that Parent shall be deemed to have consented to such Extension of Credit if Parent does not object within a review period of two (2) full Business Days following the date of delivery of notice of such Extension of Credit by the Seller Bank to the chief credit officer, the executive risk officer and the senior credit officer of State Bank; provided, further, such notice provided by the Seller Bank shall provide all relevant information for Parent to make an informed decision with respect to providing consent to the Seller Bank;
(xvii)    make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of the Seller Bank, or any entity controlled, directly or indirectly, by any of the foregoing;
(xviii)    enter into, modify, amend, renew or terminate any Material Contract;
(xix)    enter into, modify or amend any loan participation agreements, other than in the ordinary course of business consistent with past practice;
(xx)    incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $25,000 except in the ordinary course of business of the Seller Bank consistent with past practices and that are prepayable without penalty, charge, or other payment (which exception shall include creation of retail deposit liabilities, purchases of federal funds, advances from the Federal Reserve or Federal Home Loan Bank with respect to borrowing terms of less than three months, entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, and wholesale, internet, and brokered CDs), or impose, or cause the imposition, on any Asset of the Seller Bank of any Lien or permit any such Lien to exist (other than in connection with public deposits, Federal Home Loan Bank advances, repurchase agreements, bankers’ acceptances, “treasury tax and loan” accounts established in the ordinary course of business of Subsidiaries that are depository institutions, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Seller Bank Disclosure Schedule);
(xxi)    except for (A) purchases of U.S. Government securities or U.S. Government agency securities, which in either case have maturities of two years or less or (B) purchases of up to ten million dollars ($10,000,000) in agency backed CRA-eligible securities with maturities that may be greater than two years for purposes of CRA compliance (provided that Seller Bank shall consult with State Bank prior to making any such purchases in clause (B) and any such purchases must occur prior to the Determination Date), consistent with past practices, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures of loans in the ordinary course of business;
(xxii)    restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
(xxiii)    make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;
(xxiv)    establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;
(xxv)    take, or willfully omit to take, any action that would reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement; or
(xxvi)    agree in writing or otherwise to take any of the foregoing actions prohibited by this Section 6.01(a).
(b)    During the period from the date of this Agreement until the Effective Time or earlier termination of this Agreement, except as required by applicable Law, Order by any Governmental Authority, fiduciary obligations or existing Contracts or with the prior written consent of the Seller Bank (which consent shall not be unreasonably withheld, conditioned or delayed), Parent and State Bank shall not, and shall cause their Subsidiaries not to:
(i)    notwithstanding anything herein to the contrary, take, or willfully omit to take, any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement;
(ii)    take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Parent or State Bank to obtain any Requisite Regulatory Approval or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby; or
(iii)    agree in writing or otherwise to take any of the foregoing actions prohibited by this Section 6.02(b).
(c)    Parent and State Bank acknowledge and agree that: (i) nothing contained in this Agreement shall give Parent or State Bank, directly or indirectly, the right to control or direct the operations of the Seller Bank or any of the Seller Bank’s Subsidiaries prior to the Effective Time, (ii) prior to the Effective Time, the Seller Bank and the Seller Bank’s Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or State Bank shall be required with respect to any matter set forth in this Section 6.01 or elsewhere in this Agreement to the extent the requirement of such consent would violate any Law.
SECTION 6.02    Reasonable Best Efforts; Regulatory Filings.
(a)    Each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby and to cooperate with the other Parties in connection with the foregoing. Without limiting the generality of the foregoing, each of the Parties shall use its reasonable best efforts to: (i) obtain all consents, approvals, waivers, permits and other authorizations of all Governmental Authorities to consummate the transactions contemplated hereby, including the FDIC, Georgia Department of Banking and Finance, the Superintendent and the Federal Reserve (collectively, the “Requisite Regulatory Approvals”) as expeditiously as possible, (ii) lift or rescind as promptly as practicable any Order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby, (iii) effect all necessary registrations and filings, if any, and (iv) fulfill all of the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement set forth in Article VII.
(b)    Notwithstanding anything in this Agreement to the contrary, Parent and State Bank agree, and shall cause their Subsidiaries, to use their reasonable best efforts to take any and all actions to the extent necessary to (i) obtain any Requisite Regulatory Approvals and (ii) avoid or eliminate each and every material impediment to obtaining any Requisite Regulatory Approvals, in each case, in order to cause the transactions contemplated by this Agreement to occur as promptly as practicable following the date hereof and in any event prior to the Termination Date.
(c)    The Parties agree that they shall cooperate in preparing, submitting, filing, updating and publishing (as applicable), as expeditiously as possible, all applications, notifications and report forms as may be required by applicable Law with respect to the transactions contemplated by this Agreement, including those of any applicable Governmental Authority, and the Parties shall use their reasonable best efforts to obtain such approvals and accomplish such actions as expeditiously as possible, it being understood and agreed that, within thirty (30) days after the date hereof, each Party will file any application, notice or report required to be filed by such Party with any Governmental Authority with respect to any Requisite Regulatory Approval or otherwise required in connection with the transactions contemplated hereby, and will make any further filings pursuant thereto that may be necessary in connection therewith.
(d)    Each Party shall, subject to applicable Law, (i) permit counsel for the other Party to review in advance, and consider in good faith the views of the other Party in connection with, any proposed material written communication to any Governmental Authority in connection with the transactions contemplated hereby and (ii) provide counsel for the other Party with copies of all filings made by such Party, and all material correspondence between such Party (and its advisors) with any Governmental Authority and any other information supplied by such party and such Party’s Affiliates to any Governmental Authority or received from such Governmental Authority in connection with the transactions contemplated hereby; provided, however, that materials may be redacted (1) to remove references concerning the valuation of the Seller Bank (or any aspect thereof), (2) as necessary to comply with contractual arrangements, and (3) as necessary to address reasonable privilege or confidentiality concerns. Each Party agrees that it will use reasonable best efforts to keep the other Party fully informed with respect to all applications and developments related thereto, and, where reasonably practicable under the circumstances, give the other Party reasonable advance notice of, and whenever appropriate, invite the other Party and its counsel (and give due consideration in good faith to any reasonable request of the other Party) to participate in, any meetings or discussions held with any Governmental Authority concerning the transactions contemplated hereby; provided that such participation is not objected to by such Governmental Authority. The Parties further covenant and agree not to extend any waiting period associated with any Requisite Regulatory Approval or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other Parties. Notwithstanding anything to the contrary contained herein, this Section 6.02(d) shall not apply with respect to Taxes or matters relating to Taxes or Tax Returns.
(e)    Parent shall not, and shall cause its Affiliates not to, directly or indirectly (whether by merger, consolidation or otherwise), acquire, purchase, lease or license (or agree to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, the Requisite Regulatory Approvals; (ii) materially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the transactions contemplated by this Agreement; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) otherwise impair or delay the ability of Parent or State Bank to perform its material obligations under this Agreement.
SECTION 6.03    Shareholder Approval. Immediately (and in any event within one Business Day) following the execution of this Agreement, the Seller Bank shall deliver to Parent a copy of the executed actions by unanimous written consent of the Seller Bank’s shareholders (the “Shareholder Written Consents”) which, individually or in the aggregate, evidence the Shareholder Approval and include a waiver of any dissenters’ rights available to the Shareholders under the Code of Alabama.
SECTION 6.04    Preservation of Records. Parent shall, and shall cause the Surviving Bank and their respective Subsidiaries to, preserve and keep the records held by them relating to the respective businesses of the Seller Bank and the Seller Bank’s Subsidiaries for a period consistent with Parent’s past practices (or longer if required by applicable Law) and shall make such applicable records (or copies) and officers, management, employees, advisors and representatives available, at reasonable times and upon reasonable advance notice, to the Significant Shareholders and any of their respective Affiliates or representatives as may be reasonably required by such Person solely to the extent relating to and solely for use in connection with any insurance claims by, Actions or Tax audits against, governmental investigations of, compliance with legal requirements by, or the preparation of financial statements of, any Significant Shareholder or any of their respective Affiliates or otherwise in connection with any other matter relating to or resulting from this Agreement; provided that, from and after the Closing Date, if any such Person so requests such records (or copies), such Person shall, as a condition to receiving such records (or copies), be required to enter into a customary confidentiality agreement to keep all such information confidential and not otherwise use or disclose any such records for any other reason or to any other Person (except where such disclosure, upon the advice of outside counsel, is required by applicable Law and only to the extent required by such Law); provided, further that Parent shall have the right to redact and/or withhold certain records in order to preserve a claim of privilege or comply with contractual obligations and shall be entitled to reimbursement of reasonable and documented out-of-pocket costs incurred in order to provide such records from such Person making the request.
SECTION 6.05    Access to Information.
(a)    Prior to the Closing Date and subject to applicable Law and Section 6.06, Parent and State Bank shall be entitled, through its representatives (including its legal advisors, consultants and accountants), to have such access to the properties, businesses and operations of the Seller Bank and its Subsidiaries and such examination of the books and records of the Seller Bank and its Subsidiaries as it reasonably requests in connection with Parent’s efforts to consummate the transactions contemplated by this Agreement. Any such access and examination shall be conducted on reasonable advance written notice, during regular business hours and under reasonable circumstances and shall be subject to restrictions under applicable Law. The Seller Bank shall use its commercially reasonable efforts to cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Seller Bank and its Subsidiaries to reasonably cooperate with Parent and Parent’s representatives in connection with such access and examination, and Parent and its representatives shall reasonably cooperate with the Seller Bank and its Subsidiaries and their respective officers, employees, consultants, agents, accountants, attorneys and other representatives and shall use their commercially reasonable efforts to minimize any disruption to the business of the Seller Bank. Prior to the Closing, Parent and Parent’s representatives may contact and communicate with employees of the Seller Bank and its Subsidiaries to the extent necessary in connection with the consummation of the transactions contemplated hereby without the prior written consent of the Seller Bank; provided that such requested communication does not unreasonably interfere with the ongoing operations of the Seller Bank or any of its Subsidiaries. Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it would (i) unreasonably disrupt the operations of the Seller Bank or any of its Subsidiaries or (ii) would reasonably be expected to cause the Seller Bank or any of the Seller Bank’s Subsidiaries to waive an attorney-client, other legal privilege or the work product doctrine, or violate any Contract or obligation of confidentiality or non-disclosure or conflict with any confidentiality obligations to which the Seller Bank or any of the Seller Bank’s Subsidiaries is bound, in each case with respect to information to be disclosed; provided, however, that the Seller Bank shall request, but shall not be required to obtain, a waiver of any such confidentiality obligations upon Parent’s reasonable prior written request; and provided, further, that the Seller Bank shall use commercially reasonable efforts to seek alternative means to disclose such information as nearly as possible without waiving any attorney-client privilege, other legal privilege or the work product doctrine, or violating or conflicting with such Contract or other obligation of confidentiality or non-disclosure (it being understood that such commercially reasonable efforts shall not require the Seller Bank or any of its Subsidiaries to pay any consideration or amend or modify any Contract). Notwithstanding anything to the contrary contained herein, prior to the Closing, (A) without the prior written consent of the Seller Bank, neither Parent nor State Bank shall, and Parent and State Bank shall cause their respective officers, employees, legal advisors, consultants, agents, accountants and other representatives not to, contact any supplier, customer, client, independent contractor, landlord, lessor, any person with whom the Seller Bank or any of the Seller Bank’s Subsidiaries have or have had a business relationship or other representative of or to the Seller Bank or any of the Seller Bank’s Subsidiaries with respect to the Seller Bank, any of the Seller Bank’s Subsidiaries or the transactions contemplated by this Agreement, and (B) neither Parent nor State Bank shall have any right to perform invasive or subsurface investigations of the properties or facilities of the Seller Bank or any of the Seller Bank’s Subsidiaries without the prior written consent of the Seller Bank. The Seller Bank does not make any representation or warranty as to the accuracy of any information (if any) provided or obtained pursuant to this Section 6.05 and neither Parent nor State Bank may rely on the accuracy of any such information, in each case other than as expressly set forth in the Seller Bank’s representations and warranties contained in Article IV. No investigation pursuant to this Section 6.05 or otherwise by Parent, State Bank or their representatives shall be deemed to modify any of the Seller Bank’s representations and warranties contained in Article IV.
(b)    Each of Parent and State Bank acknowledges that the information provided to Parent and State Bank in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.
SECTION 6.06    Public Statements; Confidentiality.
(a)    None of the Seller Bank, on the one hand, or Parent or State Bank, on the other hand, shall issue any press release or make any public announcement or comment concerning this Agreement, the Letters of Transmittal and the Shareholder Written Consents or the transactions contemplated hereby and thereby without obtaining the prior written approval of Parent or the Seller Bank, as applicable (which approval will not be unreasonably withheld, conditioned or delayed), unless and only to the extent, (i) disclosure by a Party is required to enforce its rights and remedies under this Agreement or (ii) in the judgment of such Party upon the advice of its outside counsel, disclosure is required by applicable Law (including the periodic reporting requirements under the Exchange Act) or under the rules of any securities exchange on which the securities of such Party or any of its Affiliates are listed; provided that to the extent so required by applicable Law, the Party intending to issue such press release or make such public announcement or comment shall use its reasonable best efforts consistent with applicable Law to consult with the other Parties in advance of such press release, public announcement or comment with respect to the text or content thereof.
(b)    Each of the Parties shall keep this Agreement, the Letters of Transmittal and the Shareholder Written Consents and the terms and conditions set forth herein and therein strictly confidential and shall not disclose or otherwise make any of the foregoing available to any other Person and shall not publicly file copies of this Agreement, the Letters of Transmittal and the Shareholder Written Consents, except (i) where such disclosure, availability or filing, upon the advice of outside counsel, is required by applicable Law (including the periodic reporting requirements under the Exchange Act) and only to the extent required by such Law or under the rules of any securities exchange on which the securities of such Party or any of its Affiliates are listed, (ii) disclosure by any Significant Shareholder or their respective Affiliates of customary information to investors or potential investors of such Significant Shareholder or to investors or potential investors of any Affiliate of such Significant Shareholder who are subject to customary confidentiality obligations, (iii) disclosure by a Party is required to enforce its rights and remedies under this Agreement, (iv) disclosure by a Party if such disclosure is required to comply with such Party’s obligations under Section 6.02, (v) disclosure as may be necessary or appropriate in connection with any Tax matter and (vi) as otherwise agreed by each of the Parties. In the event that any such disclosure, availability or filing is required by applicable Law (other than any filing required by the Exchange Act or the Securities Act), each Party agrees to use its commercially reasonable efforts to obtain “confidential treatment” or similar treatment of this Agreement, the Letters of Transmittal and the Shareholder Written Consents and to redact such terms of this Agreement, the Letters of Transmittal and the Shareholder Written Consents that the other Parties shall reasonably request.
SECTION 6.07    Indemnification of Directors and Officers.
(a)    From and after the Closing Date, Parent shall, and shall cause the Surviving Bank and its Subsidiaries to, indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, the individuals who on or prior to the Closing Date were directors or officers of the Seller Bank or any of the Seller Bank’s Subsidiaries (collectively, the “D&O Indemnitees”) with respect to all acts or omissions (or alleged acts or omissions) by the D&O Indemnitees, or any of them, in their capacities as such or taken at the request of the Seller Bank or any of the Seller Bank’s Subsidiaries at any time on or prior to the Closing Date to the same extent as such Persons would be indemnified or have the right to advancement of expenses pursuant to the Organizational Documents of Seller Bank or any of its Subsidiaries in effect as of the date of this Agreement.
(b)    Any D&O Indemnitee wishing to claim indemnification under paragraph (a) of this Section 6.07 upon learning of any such Liability or litigation, shall promptly notify Parent thereof; provided, that failure to provide such notice shall not relieve Parent of its obligations pursuant to this Section 6.07 unless and only to the extent such failure materially prejudices Parent. In the event of any such litigation (whether arising before or after the Effective Time), (i) Parent or Surviving Bank shall have the right to assume the defense thereof and neither Parent nor Surviving Bank shall be liable to such D&O Indemnitee for any legal expenses of other counsel or any other expenses subsequently incurred by such D&O Indemnitee in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the D&O Indemnitee advises that there are substantive issues which raise conflicts of interest between Parent and the D&O Indemnitee, the D&O Indemnitee may retain counsel satisfactory to them, and Parent shall pay all reasonable fees and expenses of such counsel for the D&O Indemnitee promptly as statements therefor are received; provided, that Parent shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all D&O Indemnitees in any jurisdiction, (ii) the D&O Indemnitees will reasonably cooperate in the defense of any such litigation; and (iii) Parent shall not be liable for any settlement effected without its prior written consent and which does not provide for a complete and irrevocable release of all Parent, Surviving Bank and its Subsidiaries and their respective directors, officers and controlling persons, employees, agents and Representatives; and provided further, that if a court of competent jurisdiction determines, and such determination becomes final and nonappealable, that the indemnification of such D&O Indemnitee in the manner contemplated hereby is prohibited by applicable Law, then the indemnification obligations hereunder of Parent, State Bank and their respective Subsidiaries shall apply only to the extent permitted by applicable Law, as so finally determined by such court of competent jurisdiction.
(c)    The Surviving Bank shall provide or maintain in effect for six years from and after the Effective Time, through the purchase of “run-off” coverage or otherwise, directors’ and officers’ and corporate liability insurance covering those individuals who are covered by the directors’ and officers’ and corporate liability insurance policy or policies provided for directors and officers of the Seller Bank and the Seller Bank’s Subsidiaries as of the date hereof with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed by such director or officer by reason of serving in such capacity (the “Existing Policy”) from an insurance carrier with the same or better credit rating as the Seller Bank’s current insurance carrier and on terms no less favorable in all respects to the Existing Policy and such coverage shall contain minimum aggregate limits of liability for directors’ and officers’ and corporate liability insurance coverage for directors and officers of the Seller Bank and its Subsidiaries with the amount of coverage at least equal to that of the Existing Policies and deductibles no larger than those of the Existing Policy; provided, however, that if such “run-off” or other coverage is not available at a cost less than or equal to two hundred percent (200%) of the annual premiums paid as of the date hereof under the Existing Policy (the “Insurance Cap”) (which premiums are set forth in Section 6.07(c) of the Seller Bank Disclosure Schedule), then the Surviving Bank shall be required to obtain as much coverage as is possible under substantially similar policies for such annual premiums as do not exceed the Insurance Cap.
(d)    The obligations of Parent and the Surviving Bank under this Section 6.07 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnitee to whom this Section 6.07 applies without the consent of each affected D&O Indemnitee (it being expressly agreed that the D&O Indemnitees to whom this Section 6.07 applies shall be third party beneficiaries of this Section 6.07). The provisions of this Section 6.07 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee, his, her or its heirs and his, her or its representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Law, Contract or otherwise.
(e)    In the event that the Surviving Bank or any of its successors or assigns (i) consolidates or merges with or into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made by Parent and the Surviving Bank so that the successors and assigns of the Surviving Bank shall assume all of the obligations thereof set forth in this Section 6.07.
(f)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Seller Bank or any of the Seller Bank’s Subsidiaries or any of their respective directors or officers, it being understood and agreed that the indemnification provided for in this Section 6.07 is not prior to or in substitution for any such claims under such policies.
SECTION 6.08    Employee Benefits and Contracts.
(a)    All persons who are employees of the Seller Bank immediately prior to the Effective Time, including employees on approved leaves of absence, and whose employment is not terminated, if any, at or prior to the Effective Time (a “Continuing Employee”) shall, at the Effective Time, become employees of the Surviving Bank; provided, however, that in no event shall any of the employees of the Seller Bank be officers of Parent or the Surviving Bank, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position in accordance with the Bylaws and the policies and procedures of Parent or Surviving Bank. Parent and Surviving Bank, as applicable, shall provide Continuing Employees with compensation generally consistent with similarly situated employees of Surviving Bank in similar market areas. All of the Continuing Employees shall be employed at the will of the Surviving Bank, and no contractual right to employment shall inure to such employees because of this Agreement except as may be otherwise expressly set forth in this Agreement.
(b)    As of the Effective Time, Parent shall make available employer-provided benefits under the Parent Plans to each Continuing Employee on the same basis as it provides such coverage to similarly situated Parent or State Bank employees. With respect to Parent Plans providing health or welfare coverage, Parent shall use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitations or exclusions otherwise applicable under such plans to new employees not to apply to a Continuing Employee or their covered dependents who were covered under a similar Plan at the Effective Time of the Merger. If any such transition occurs during the middle of a plan year, Parent shall use commercially reasonable efforts to cause any such successor Parent Plan providing health or welfare coverage to give credit towards satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such successor plan for any deductible, co-payment and other cost-sharing amounts previously paid by a Continuing Employee respecting his or her participation in the corresponding Plan during that plan year prior to the transition effective date. Each Continuing Employee shall be entitled to full credit under any Parent Plan for prior service with the Seller Bank solely for purposes of eligibility and vesting.
(c)    The Parties acknowledge and agree that all provisions contained in this Section 6.08 with respect to employees of the Seller Bank and the Subsidiaries are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other Person, including, without limitation, any employee, former employee or any participant or any beneficiary thereof in any Plan or Parent Plan, or (ii) to continued employment with the Seller Bank, any of the Subsidiaries, Parent or the Surviving Bank. After the Effective Time, nothing contained in this Section 6.08 is intended to be or shall be considered to be an amendment or adoption of any plan, program, agreement, arrangement or policy of the Seller Bank, any of the Subsidiaries, Parent or the Surviving Bank nor shall it interfere with Parent’s, the Surviving Bank or any of the Subsidiaries’ right to amend, modify or terminate any Plan or to terminate the employment of any employee of the Seller Bank or the Subsidiaries for any reason.
(d)    Upon not less than fifteen (15) days’ notice prior to the Closing Date from Parent to the Seller Bank, the Seller Bank shall cause the termination, amendment or other appropriate modification of each Plan as specified by Parent in such notice such that neither the Seller Bank or its Subsidiaries shall  sponsor or otherwise have any further Liability thereunder in connection with such applicable Plans, except with respect to Liabilities incurred prior to such time or in connection with such termination, amendment or modification and subject to the terms of such Plan, effective as of the date which immediately precedes the Closing Date.
(e)    Notwithstanding Section 6.08(d), (i) prior to the Closing, the appropriate board of directors among the Seller Bank and its Subsidiaries shall adopt resolutions terminating each Plan which provides for a “cash or deferred arrangement” pursuant to Code Section 401(k) (each, a “401(k) Plan”), effective as of the date which immediately precedes the date which includes the Effective Time (the “Termination Date”), (ii) prior to each 401(k) Plan’s termination under “(i),” immediately above, the Seller Bank shall cause each 401(k) Plan to adopt all amendments, including amendments and restatements, of each document evidencing each 401(k) Plan, as may be required by applicable law, and (iii) as of the Termination Date, the Seller Bank shall cause each 401(k) Plan to proceed with implementing the process of distributing each 401(k) Plan’s account balances to participants.  Parent or State Bank shall cause its Parent Plan which provides for a “cash or deferred arrangement” pursuant to Code Section 401(k) to accept direct rollovers from any 401(k) Plan described in the preceding sentence, and will use commercially reasonable efforts to permit direct rollover of a participant plan loan.
(f)    Any Continuing Employee whose employment is terminated within one hundred eighty (180) days after the Effective Time shall be paid by State Bank immediately following such Person’s separation from employment by State Bank, as severance, in a single lump sum no later than thirty (30) days following separation of service, an amount determined as follows: (i) if employed by the Seller Bank for less than one (1) year, four (4) weeks of such Person’s base salary, (ii) if employed by the Seller Bank for greater than one (1) year but less than five (5) years, twelve (12) weeks of such Person’s base salary, and (iii) if employed by the Seller Bank for greater than five (5) years, sixteen (16) weeks of such Person’s base salary. Parent shall be entitled to withhold any applicable Taxes from payments made pursuant to this Section 6.08(f).
(g)    At the Closing, each of the directors of the Seller Bank shall enter into a Non-Solicitation Agreement in the form of Exhibit F and a Claims Letter in the form of Exhibit G.
SECTION 6.09    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with the Merger or the Bank Merger, if any, shall be paid by the Party for which the Transfer Tax is levied on and such Party shall timely file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes.
SECTION 6.10    Intended Tax Treatment. The Parties acknowledge and agree that, for U.S. federal income Tax purposes and consistent with IRS Revenue Ruling 90-95, 1990-2 CB 67, Situation 2, (a) the Merger is intended to constitute a taxable exchange of the Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares and Seller Bank Restricted Stock) and (b) subsequently, the Bank Merger is intended to constitute a complete liquidation of the Seller Bank into State Bank, and, as of the Bank Merger, this Agreement will be and hereby is adopted as a “plan of liquidation,” in each case within the meaning of Section 332 of the Code. The Parties shall (and shall cause their respective Affiliates to) prepare and timely file all relevant Tax Returns on a basis consistent with the foregoing and take no inconsistent position on any U.S. federal income Tax Return, in any audit or similar proceeding relating to U.S. federal income Taxes before any Governmental Authority, or otherwise, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or non-U.S. Law).
SECTION 6.11    Resignation of Seller Bank Directors. To the extent requested in writing by Parent no less than five Business Days prior to the Closing Date, the Seller Bank shall use its reasonable best efforts to cause to be delivered to Parent prior to the Closing written resignations of each director of the Seller Bank, which resignations shall be effective as of the Effective Time.
SECTION 6.12    Adverse Changes in Condition.
(a)    The Seller Bank agrees to give written notice promptly to Parent upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) has had or is reasonably likely to have, individually or in the aggregate, a Seller Bank Material Adverse Effect, (ii) would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, or (iii) would be reasonably likely to prevent or materially interfere with the consummation of the Merger, and to use its reasonable efforts to prevent or promptly to remedy the same.
(b)    Parent agrees to give written notice promptly to the Seller Bank upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) has had or is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, or (iii) would be reasonably likely to prevent or materially interfere with the consummation of the Merger, and to use its reasonable efforts to prevent or promptly to remedy the same.
ARTICLE VII

CONDITIONS TO CLOSING
SECTION 7.01    Conditions Precedent to the Obligations of the Parties. The obligations of the Parties to consummate the Merger are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Party to whose benefit such condition exists, in whole or in part, to the extent permitted by applicable Law):
(a)    the Shareholder Approval shall have been obtained;
(b)    all Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such Requisite Regulatory Approval shall have resulted in the imposition of any condition or restriction that would reasonably be expected to have a Seller Bank Material Adverse Effect (measured on a scale relative to Seller Bank and its Subsidiaries taken as a whole) on Parent or the Surviving Bank after giving effect to the Merger and the Bank Merger; and
(c)    no Governmental Authority of competent jurisdiction shall have enacted, enforced or entered any Law or final and non-appealable Order that is in effect on the Closing Date and prohibits the Closing.
SECTION 7.02    Conditions Precedent to the Obligations of Parent, State Bank and Merger Sub. In addition, the obligations of Parent, State Bank and Merger Sub to consummate the Merger are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Parent, in whole or in part, to the extent permitted by applicable Law):
(a)    (i) the representations and warranties set forth in the first sentence of Section 4.01(a), Section 4.02, Section 4.03(a)(ii)(A) and Section 4.25 shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such earlier date) and (ii) all other representations and warranties of the Seller Bank contained in Article IV shall be true and correct (without giving effect to any limitation as to “materiality” or “Seller Bank Material Adverse Effect” set forth therein, other than with respect to Section 4.05(b) and other than to the extent that such “materiality” or “Seller Bank Material Adverse Effect” qualifier defines the scope of items or matters disclosed in the Seller Bank Disclosure Schedule) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such earlier date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (giving effect to the applicable exceptions set forth in the Seller Bank Disclosure Schedule but without giving effect to any limitation as to “materiality” or “Seller Bank Material Adverse Effect” set forth therein (other than with respect to Section 4.05(b) and other than to the extent that such “materiality” or “Seller Bank Material Adverse Effect” qualifier defines the scope of items or matters disclosed in the Seller Bank Disclosure Schedule)) has not had, and would not have, a Seller Bank Material Adverse Effect;
(b)    the Seller Bank shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;
(c)    the Seller Bank shall have delivered to Parent a certificate, dated as of the Closing Date, executed by a duly authorized officer of the Seller Bank, certifying the satisfaction of the conditions set forth in Section 7.02(a) and Section 7.02(b);
(d)    the Seller Bank shall have delivered to Parent a certificate of the secretary of the Seller Bank, dated as of the Closing Date, certifying as to (i) a copy of the Organizational Documents of the Seller Bank as in effect from the date of this Agreement until the Closing Date, (ii) a certificate of the Superintendent as to the good standing of the Seller Bank, and (iii) a certificate of the FDIC certifying that the Seller Bank is an insured depository institution; and
(e)    there shall not have occurred a Seller Bank Material Adverse Effect from the Balance Sheet Date to the Effective Time with respect to the Seller Bank.
SECTION 7.03    Conditions Precedent to the Obligations of the Seller Bank . In addition, the obligations of the Seller Bank to consummate the Merger are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller Bank, in whole or in part, to the extent permitted by applicable Law):
(a)    Representations and Warranties. (i) the representations and warranties set forth in the first sentences of Section 5.01(a) and Section 5.01(b), Section 5.02, Section 5.03(a)(ii)(A) and Section 5.10 shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such earlier date) and (ii) all other representations and warranties of the Parent, State Bank and Merger Sub contained in Article V shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein, other than to the extent that such “materiality” or “Parent Material Adverse Effect” qualifier defines the scope of items or matters disclosed in the Parent Disclosure Schedule) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such earlier date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (giving effect to the applicable exceptions set forth in the Parent Disclosure Schedule but without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein (other than to the extent that such “materiality” or “Parent Material Adverse Effect” qualifier defines the scope of items or matters disclosed in the Parent Disclosure Schedule)) has not had, and would not have, a Parent Material Adverse Effect;
(b)    each of Parent, State Bank and Merger Sub shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;
(c)    Parent, State Bank and Merger Sub shall have delivered to the Seller Bank a certificate, dated as of the Closing Date, executed by a duly authorized officer of each of Parent, State Bank and Merger Sub, certifying to the satisfaction of the conditions set forth in Section 7.03(a) and Section 7.03(b) hereof; and
(d)    there shall not have occurred any Parent Material Adverse Effect from March 31, 2016 to the Effective Time with respect to Parent.
SECTION 7.04    Waiver of Conditions. All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Closing.
ARTICLE VIII

TERMINATION
SECTION 8.01    Termination of Agreement. This Agreement may be terminated at any time prior to the Effective Time as follows:
(a)    by mutual written consent of the Seller Bank and Parent;
(b)    by either Parent or by the Seller Bank, if the Merger shall not have been consummated on or prior to the date that is ten months following the date hereof (the “Termination Date”) and the Party seeking to terminate this Agreement pursuant to this Section 8.01(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and subject to Section 9.12(c);
(c)    by either the Seller Bank or Parent in the event of the issuance of a final, non-appealable Order by a Governmental Authority restraining or prohibiting the consummation of the transactions contemplated by this Agreement;
(d)    by Parent if (i) neither Parent nor State Bank is in material breach of any of its respective representations, warranties or obligations hereunder and (ii) the Seller Bank is in material breach of any of its representations, warranties or obligations hereunder that renders or would render the conditions set forth in Section 7.02(a) or Section 7.02(b) incapable of being satisfied on the Termination Date, and such breach is either (A) not capable of being cured prior to the Termination Date or (B) if curable, is not cured within the earlier of (x) twenty Business Days after the giving of written notice by Parent to the Seller Bank and (y) two Business Days prior to the Termination Date;
(e)    by the Seller Bank if (i) the Seller Bank is not in material breach of any of its representations, warranties or obligations hereunder and (ii) either Parent or State Bank is in material breach of any of their respective representations, warranties or obligations hereunder that renders or would render the conditions set forth in Section 7.03(a) or Section 7.03(b) incapable of being satisfied on the Termination Date, and such breach is either (A) not capable of being cured prior to the Termination Date or (B) if curable, is not cured within the earlier of (x) twenty Business Days after the giving of written notice by the Seller Bank to Parent and (y) two Business Days prior to the Termination Date; and
(f)    by Parent, if the Shareholder Approval has not been obtained within one Business Day after the execution of this Agreement.
SECTION 8.02    Procedure on Termination. In the event of termination and abandonment by Parent or the Seller Bank, or both, pursuant to Section 8.01, written notice thereof shall forthwith be given to the other Parties, and this Agreement shall terminate, and the Merger shall be abandoned, without further action by the Parties.

SECTION 8.03    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of Parent, State Bank or the Seller Bank or their respective officers, directors or equity holders or any other Person) except that (a) the provisions of this Section 8.03 and Article IX and the obligations under the Confidentiality Agreement shall survive such termination and remain valid and binding obligations of the Parties, and (b) no such termination shall relieve any Party of any liability for damages to the other Party resulting from any intentional and material breach of this Agreement prior to such termination. For the avoidance of doubt, no breach of any representation, warranty or covenant contained herein or in any certificate delivered pursuant to this Agreement shall give rise to any right on the part of Parent, State Bank, the Seller Bank or any Seller Bank Holder, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.
ARTICLE IX

MISCELLANEOUS
SECTION 9.01    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by facsimile or email (with written confirmation of transmission) or (c) one Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses, facsimile numbers and email addresses (or to such other address, facsimile number or email address as a Party may have specified by notice given to the other Party pursuant to this provision):
If to the Seller Bank:
AloStar Bank of Commerce
3595 Grandview Parkway, Suite 425
Birmingham, Alabama 35243
Facsimile: (205) 298-6458
Email: sjordan@alostarbank.com
Attention: Shawn Jordan
with a copy to (which shall not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Facsimile: (212) 735-2000
Email: Sven.Mickisch@skadden.com
Attention: Sven G. Mickisch, Esq.
If to Parent, State Bank or Merger Sub:
State Bank Financial Corporation
3399 Peachtree Road, NE, Suite 1900
Atlanta, GA 30326
Facsimile: 404.239.8684
Email: Sheila.Ray@statebt.com
Attention: Sheila Ray
with a copy to (which shall not constitute notice):

Nelson Mullins Riley & Scarborough, LLP
Atlantic Station
201 17th Street NW, Suite 1700
Atlanta, GA 30363
Facsimile: (404) 817-6224
Email: brennan.ryan@nelsonmullins.com
Attention: Brennan Ryan, Esq.

SECTION 9.02    Amendment/Waiver. This Agreement may be amended, supplemented or changed only by a written instrument signed by each of the Parties. Each provision in this Agreement may be waived only by a written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such provision so waived is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
SECTION 9.03    Assignment. No assignment of this Agreement or of any rights or obligations hereunder may be made, directly or indirectly (by operation of Law or otherwise), by (a) the Seller Bank, without the prior written consent of Parent or (b) any of Parent or State Bank without the prior written consent of the Seller Bank. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Any attempted assignment without obtaining such required consent shall be null and void.
SECTION 9.04    Entire Agreement. This Agreement (including the Confidentiality Agreement, the Seller Bank Disclosure Schedule, the Parent Disclosure Schedule and the Exhibits and the Schedules hereto), the Letters of Transmittal and the Shareholder Written Consents represent the entire understanding and agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.
SECTION 9.05    Fulfillment of Obligations. Any obligation of any Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.
SECTION 9.06    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.04, Section 6.07, this Section 9.06, and Section 9.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, the Seller Bank Holders are third party beneficiaries of Section 9.13 and of each covenant or agreement in this Agreement to be performed by Parent or the Surviving Bank following the Closing.
SECTION 9.07    Expenses. Except as otherwise expressly provided in this Agreement (including Section 6.09 (Transfer Taxes)), whether or not the transactions contemplated by this Agreement are consummated, all direct and indirect costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses and, which in the case of the Seller Bank, shall be paid at Closing.
SECTION 9.08    Governing Law/Jurisdiction/Waiver of Jury Trial.
(a)    This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Georgia, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws.
(b)    Each of the Parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction and venue of the federal or state court located in Atlanta, Georgia (“Georgia Courts”), and any appellate court from any decision thereof, in any Action arising out of or relating to this Agreement, including the negotiation, execution or performance of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined in the Georgia Courts, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement in the Georgia Courts, including any objection based on its place of incorporation, (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (iv) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 9.01 or in any other manner permitted by applicable Law.
(c)    THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
SECTION 9.09    Counterparts. This Agreement may be executed in any number of counterparts (including by means of facsimile or email in .pdf format), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
SECTION 9.10    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party (or to the Seller Bank Holders). Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
SECTION 9.11    Further Assurances. Subject to the terms and conditions of this Agreement, from time to time, at the request of any Party and at the expense of the Party so requesting, each other Party shall execute and deliver to such requesting Party such documents and take such other action as such requesting Party may reasonably request in order to consummate the transactions contemplated hereby.
SECTION 9.12    Remedies.
(a)    Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a party of any one such remedy will not preclude the exercise of any other such remedy.
(b)    Each of the Parties acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at Law. Accordingly, the Parties agree that prior to a valid termination of this Agreement in accordance with this Agreement, subject to and without limiting Section 9.12(c) below (if applicable), such non-breaching Party shall have the right, in addition to any other rights and remedies existing in its favor at Law or in equity, to enforce its rights and each Party’s respective obligations hereunder by an Action or Actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security). Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (i) any defenses in any Action for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity, and (ii) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.
(c)    To the extent any Party brings any Action before any Governmental Authority to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Termination Date shall automatically be extended by (i) the amount of time during which such Action is pending, plus twenty Business Days, or (ii) such other time period established by the court presiding over such Action.
(d)     None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.07 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.
SECTION 9.13    Waiver of Conflicts. It is acknowledged by each of the Parties that each of the Seller Bank and certain Affiliates of the Significant Shareholders have retained Skadden to act as its counsel in connection with the transactions contemplated hereby and that Skadden has not acted as counsel for any other Party in connection with the transactions contemplated hereby and that none of the other Parties has the status of a client of Skadden for conflict of interest or any other purposes as a result thereof. Each Party hereby agrees that, in the event that any dispute arises after the Closing between Parent, the Surviving Bank or any of their respective Subsidiaries or Affiliates, on the one hand, and any of the Significant Shareholders or their respective Affiliates, on the other hand, Skadden may represent any or all of the Significant Shareholders in such dispute even though the interests of the Significant Shareholders may be directly adverse to Parent, the Surviving Bank or any of their respective Subsidiaries or Affiliates, and even though Skadden formerly may have represented the Seller Bank or any of the Seller Bank’s Subsidiaries in any matter substantially related to such dispute. Each of the Seller Bank (on behalf of itself and the Surviving Bank), Parent and State Bank acknowledges and agrees that, in connection with any future dispute between Parent, the Surviving Bank or any of their respective Subsidiaries or Affiliates, on the one hand, and any of the Significant Shareholders or their respective Affiliates, on the other hand, with respect to the negotiation, documentation and consummation of the transactions contemplated by this Agreement, as to all communications among Skadden, the Seller Bank, any of the Seller Bank’s Subsidiaries, any Significant Shareholder that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to each Significant Shareholder and may be controlled by such Person and shall not pass to or be claimed by Parent, the Surviving Bank or any of their respective Subsidiaries or Affiliates. The Parties understand and agree that the Parties have each undertaken commercially reasonable efforts to prevent the disclosure of confidential or attorney-client privileged information. Notwithstanding those efforts, the Parties further understand and agree that the consummation of the transactions contemplated by this Agreement may result in the inadvertent disclosure of information that may be confidential or subject to a claim of privilege. The Parties further understand and agree that any disclosure of information that may be confidential or subject to a claim of privilege will not prejudice or otherwise constitute a waiver of any claim of privilege. Accordingly, each of Parent and the Surviving Bank agrees to use commercially reasonable efforts to return promptly any inadvertently disclosed information to the appropriate Person upon becoming aware of its existence. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Surviving Bank or any of their respective Affiliates, on the one hand, and a third party (other than a Party, any Significant Shareholder or their respective Affiliates), on the other hand, after the Closing, the Surviving Bank may assert the attorney-client privilege to prevent disclosure of confidential communications by Skadden to such third party. Skadden shall be a third party beneficiary for purposes of this Section 9.13.
SECTION 9.14    Acknowledgments and Disclaimers.
(a)    THE SELLER BANK IS NOT MAKING AND HAS NOT MADE ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV, AND SELLER BANK HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES.
(b)    NONE OF PARENT OR STATE BANK IS MAKING ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE V (AS MODIFIED BY THE PARENT DISCLOSURE SCHEDULE), AND PARENT AND STATE BANK HEREBY DISCLAIM ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES.
(c)    Each of Parent and State Bank (i) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Seller Bank, and (ii) has been furnished with or given full access to such documents and information about the Seller Bank and its Subsidiaries and operations as it and its representatives and advisors have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Each of Parent and State Bank has received all materials relating to the business of the Seller Bank and its Subsidiaries that each has requested and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by the Seller Bank herein or to otherwise evaluate the merits of the transactions contemplated hereby. The Seller Bank has answered to Parent and State Bank’s satisfaction all inquiries that each of Parent and State Bank and their respective representatives and advisors have made concerning the business of the Seller Bank or otherwise relating to the transactions contemplated hereby.
[Signature Pages Follow]

2

IN WITNESS WHEREOF, the Seller Bank, Parent, State Bank and Merger Sub have executed and delivered this Agreement, or caused this Agreement to be executed and delivered by their duly authorized representatives, as of the date first written above.
ALOSTAR BANK OF COMMERCE
By: /s/ Andrew S. McGhee
    Name: Andrew S. McGhee
    Title: Chief Executive Officer
STATE BANK FINANCIAL CORPORATION
By:/s/ J. Thomas Wiley, Jr.
    Name: J. Thomas Wiley, Jr.
    Title: Chief Executive Officer
STATE BANK AND TRUST COMPANY
By:/s/ J. Thomas Wiley, Jr.
    Name: J. Thomas Wiley, Jr.
    Title: Chief Executive Officer

STATE BANK INTERIM CORP.
By:/s/ David Brown
    Name: David Brown
    Title: Chief Executive Officer